Exhibit 4.3
EXECUTION VERSION

$1,200,000,000
SECOND AMENDED AND RESTATED CREDIT AGREEMENT
Dated as of June 29, 2007

Among
CENTERPOINT ENERGY, INC.,
as Borrower,
THE BANKS PARTIES HERETO,
CITIBANK, N.A.,
as Syndication Agent,
BARCLAYS BANK PLC,
BANK OF AMERICA, NATIONAL ASSOCIATION
and
CREDIT SUISSE, CAYMAN ISLANDS BRANCH,
as Co-Documentation Agents
and
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

J.P. MORGAN SECURITIES INC. and
CITIGROUP GLOBAL MARKETS INC.,
as Joint Lead Arrangers and Bookrunners

i

ii

Schedules

Schedule 1.1(A)	-	Schedule of Commitments and Addresses
Schedule 1.1(B)	-	Existing Letters of Credit
Schedule 6.1(p)	-	Ownership of Capital Stock of Subsidiaries; Significant Subsidiaries

Exhibits

Exhibit A	-	Notice of Borrowing
Exhibit B	-	Notice of Interest Conversion/Continuation
Exhibit C	-	Assignment and Acceptance
Exhibit D-1	-	Note
Exhibit D-2	-	Swingline Note
Exhibit E	-	Assumption Agreement

iii

          This Second Amended and Restated Credit Agreement (this “Agreement”), dated as of June 29, 2007, among CenterPoint Energy, Inc., a Texas corporation (the “Borrower”), the banks and other financial institutions from time to time parties hereto (individually, a “Bank” and, collectively, the “Banks”), Citibank, N.A., as syndication agent (in such capacity, the “Syndication Agent”), Barclays Bank PLC, Bank of America, National Association and Credit Suisse, Cayman Islands Branch, as co-documentation agents (in such capacities, the “Documentation Agents”) and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, together with any successors thereto in such capacity, the “Administrative Agent”).
W I T N E S S E T H
          WHEREAS, the Borrower entered into that certain Existing Credit Agreement (as defined below); and
          WHEREAS, the Borrower has requested that the Existing Credit Agreement be amended and restated in its entirety as provided herein;
          NOW, THEREFORE, in consideration of the premises and the agreements hereinafter set forth, the parties hereto agree that on the Closing Date, the Existing Credit Agreement shall be, and hereby is, amended and restated in its entirety as follows:
ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS
     SECTION 1.1. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:
     “ABR” means for any day, a rate per annum (rounded upwards, if necessary, to the next 1/64 of 1%) equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. For purposes hereof, “Prime Rate” means the rate of per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by JPMorgan Chase Bank, N.A. in connection with extensions of credit to debtors). Any change in the ABR due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.
     “ABR Loan” means a Loan that bears interest at the ABR as provided in Section 3.3.
     “Administrative Agent” has the meaning specified in the introduction to this Agreement.
     “Affiliate” means any Person that, directly or indirectly, Controls or is Controlled by or is under common Control with another Person.

     “Agents” means the collective reference to the Syndication Agent, the Documentation Agents and the Administrative Agent.
     “Agreement” has the meaning specified in the introduction to this Agreement.
     “Applicable Margin” means the rate per annum set forth below opposite the Designated Rating from time to time in effect during the period for which payment is due:

Designated	LIBOR Rate
Rating	Margin	ABR Margin
Higher than BBB+/Baa1/BBB+ BBB+/Baa1/BBB+ BBB/Baa2/BBB BBB-/Baa3/BBB- BB+/Ba1/BB+ Lower than BB+/Ba1/BB+	0.25% 0.35% 0.45% 0.55% 0.70% 1.00%	0.00% 0.00% 0.00% 0.00% 0.00% 0.00%
The Designated Ratings referred to above are issued by S&P, Moody’s and Fitch, respectively.
     “Application” means an application, in such form as an Issuing Bank may specify from time to time, requesting such Issuing Bank to issue a Letter of Credit.
     “Assignment and Acceptance” has the meaning specified in Section 10.6(c).
     “Assuming Bank” has the meaning specified in Section 2.6(d).
     “Assumption Agreement” has the meaning specified in Section 2.6(d).
     “Available Commitment” means, as to any Bank at any time, an amount equal to the excess, if any, of (a) such Bank’s Commitment then in effect over (b) such Bank’s Outstanding Extensions of Credit then outstanding; provided, that in calculating any Bank’s Outstanding Extensions of Credit for the purpose of determining such Bank’s Available Commitment pursuant to Section 3.2, the aggregate principal amount of Swingline Loans then outstanding shall be deemed to be zero.
     “Bank” and “Banks” have the meanings specified in the introduction to this Agreement. Unless the context otherwise requires, the term “Banks” includes the Swingline Lender.
     “Bank Affiliate” means, (a) with respect to any Bank, (i) an Affiliate of such Bank that is a bank or (ii) any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Bank or an Affiliate of such Bank and (b) with respect to any Bank that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by such Bank, an Affiliate of such Bank or the same investment advisor as such Bank or by an Affiliate of such investment advisor.
     “Board” means the Board of Governors of the Federal Reserve System of the United States (or any successor thereto).
     “Borrowed Money” of any Person means any Indebtedness of such Person for or in respect of money borrowed or raised by whatever means (including acceptances, deposits, lease obligations under Capital Leases, Mandatory Payment Preferred Stock and synthetic leases); provided, however, that Borrowed Money shall not include (a) any guarantees that may be incurred by endorsement of negotiable instruments for deposit or collection in the ordinary course of business or similar transactions, (b) any obligations or guarantees of performance of obligations under a franchise, performance bonds, franchise bonds, obligations to reimburse drawings under letters of credit issued in accordance with the terms of any safe harbor lease or franchise or in lieu of performance or franchise bonds or other obligations that do not represent money borrowed or raised, in each case to the extent that such reimbursement obligations are payable in full within ten (10) Business Days after the date upon which such obligation arises, (c) trade payables, (d) any obligations of such Person under Swap Agreements, (e) customer advance payments and deposits arising in the ordinary course of business or (f) operating leases.
     “Borrower” has the meaning specified in the introduction to this Agreement.
     “Borrowing” means a borrowing consisting of Loans under Section 2.1 (or Swingline Loans made pursuant to Section 2.4) of the same Type, and having, in the case of LIBOR Rate Loans, the same Interest Period, made on the same day by the Banks.
     “Borrowing Date” means any Business Day specified by the Borrower as a date on which the Borrower requests the Banks to make Loans hereunder.
     “Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close; provided that when used in connection with a LIBOR Rate Loan, the term “Business Day” shall also exclude any day on which commercial banks are not open for dealings in Dollar deposits in the London interbank market.
     “Capital Lease” means a lease that, in accordance with GAAP, would be recorded as a capital lease on the balance sheet of the lessee.
     “Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, and any and all equivalent ownership interests in a Person (other than a corporation), including without limitation, partnership interests in partnerships and member interests in limited liability companies, and any and all warrants or options to purchase any of the foregoing or securities convertible into any of the foregoing.

     “CEHE Facility” means the $300,000,000 Second Amended and Restated Credit Agreement, dated as of the date hereof, among CenterPoint Electric, as borrower, JPMorgan Chase Bank, N.A., as administrative agent, and the other financial institutions and agents parties thereto, as amended, modified or supplemented from time to time.
     “CenterPoint Electric” means CenterPoint Energy Houston Electric, LLC, a Texas limited liability company, and a Wholly-Owned Subsidiary of the Borrower.
     “Change in Control” means, with respect to the Borrower, the acquisition by any Person or “group” (within the meaning of Rule 13d-5 of the Exchange Act) of beneficial ownership (determined in accordance with Rule 13d-3 of the Exchange Act) of Capital Stock of the Borrower, the result of which is that such Person or group beneficially owns 50% or more of the aggregate voting power of all then issued and outstanding Capital Stock of the Borrower. For purposes of the foregoing, the phrase “voting power” means, with respect to an issuer, the power under ordinary circumstances to vote for the election of members of the board of directors of such issuer.
     “Closing Date” means the date, on or before July 31, 2007, all the conditions set forth in Section 6.1 are satisfied (or waived) in accordance with the terms hereof.
     “Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute.
     “Commitment” means, as to any Bank, the obligation of such Bank, if any, to make Loans and participate in L/C Obligations and Swingline Loans in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Commitment” opposite such Bank’s name on Schedule 1.1(A) and/or in the Assignment and Acceptance pursuant to which such Bank became a party hereto, as the same may be changed from time to time pursuant to the terms hereof, including, without limitation, the terms of Section 2.6 and Section 4.5; and “Commitments” shall be the collective reference to the Commitments of all of the Banks. The original amount of the Total Commitments is $1,200,000,000.
     “Commitment Date” has the meaning specified in Section 2.6(b).
     “Commitment Fee” means, as to any Bank, the fee equal to the rate per annum set forth below opposite the Designated Rating from time to time in effect during the period for which payment is due on the Available Commitment of such Bank:

Designated
Rating	Commitment Fee
Higher than BBB+/Baa1/BBB+ BBB+/Baa1/BBB+ BBB/Baa2/BBB BBB-Baa3/BBB- BB+/Ba1/BB+ Lower than BB+/Ba1/BB+	0.06% 0.07% 0.09% 0.125% 0.175% 0.20%

The Designated Ratings referred to above are issued by S&P, Moody’s and Fitch, respectively.
     “Commitment Increase” has the meaning specified in Section 2.6(a).
     “Commonly Controlled Entity” means an entity, whether or not incorporated, that is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes the Borrower and that is treated as a single employer under Section 414 of the Code.
     “Communications” has the meaning specified in Section 10.2(b).
     “Confidential Information Memorandum” means the Confidential Information Memorandum, dated May 2007.
     “Consolidated EBITDA” means, for any twelve-month period ending on the date of determination, Consolidated Net Income for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) income tax expense, (b) interest expense, distributions on Hybrid Equity Securities (to the extent not included in interest expense and to the extent deducted to arrive at Consolidated Net Income), amortization or writeoff of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including the Loans) of the Borrower and its Consolidated Subsidiaries (other than a Project Financing Subsidiary) and amortization of settlement payments previously made on forward-starting Swap Agreements, (c) depreciation and amortization expense, (d) amortization of intangibles (including, but not limited to, goodwill) and organization costs, (e) any extraordinary, unusual or non-recurring expenses or losses (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, losses on sales of assets outside of the ordinary course of business or losses on the extinguishment of the ZENS), and (f) any other non-cash charges, and minus, to the extent included as income in the statement of such Consolidated Net Income for such period, the sum of (a) interest income, (b) any extraordinary, unusual or non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business or gains on the extinguishment of the ZENS), (c) any other non-cash income, (d) Transition Charges Principal and Interest, and (e) the aggregate pre-tax principal amount of CTC Recoveries, all as determined on a consolidated basis. For purposes of this definition, (a) any results of operations classified as “discontinued operations” in accordance with GAAP will be included in the manner set forth above and (b) the Consolidated Net Income and the additions and subtractions set forth above shall not include such amounts in respect of any Project Finance Subsidiaries.

     “Consolidated Indebtedness” means, as of any date of determination, the sum of
     (i) the total Indebtedness for Borrowed Money of the Borrower and its Consolidated Subsidiaries as shown on the consolidated balance sheet of the Borrower and its Consolidated Subsidiaries, determined without duplication of any Guarantee of Indebtedness of the Borrower by any of its Consolidated Subsidiaries or of any Guarantee of Indebtedness of any such Consolidated Subsidiary by the Borrower or any other Consolidated Subsidiary of the Borrower, plus
     (ii) any Mandatory Payment Preferred Stock, less
     (iii) the amount of Indebtedness described in clause (i) attributable to amounts then outstanding under receivables facilities or arrangements to the extent that such amounts would not have been shown as Indebtedness on a balance sheet prepared in accordance with GAAP prior to January 1, 1997, less
     (iv) the aggregate amount of liabilities constituting Indebtedness for Borrowed Money in respect of any Indexed Debt Security as shown on the consolidated balance sheet of the Borrower and its Consolidated Subsidiaries, less
     (v) the amount of CTC Recoveries of the Borrower and its Consolidated Subsidiaries approved by the PUC, less
     (vi) Non-Recourse Debt.
     “Consolidated Net Income” means, for any period, the consolidated net income (or loss) of the Borrower and its Consolidated Subsidiaries (other than a Project Financing Subsidiary), determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Consolidated Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Consolidated Subsidiaries and (b) the income (or deficit) of any Person (other than a Consolidated Subsidiary of the Borrower) in which the Borrower or any of its Consolidated Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Borrower or such Consolidated Subsidiary in the form of dividends or similar distributions.
     “Consolidated Subsidiary” means, with respect to a specified Person at any date, any Subsidiary or any other Person (other than with respect to the Borrower, any Securitization Subsidiary or any Unrestricted Subsidiary), the accounts of which under GAAP would be consolidated with those of such specified Person in its consolidated financial statements as of such date.
     “Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any written agreement, instrument or other written undertaking to which such Person is a party or by which it or any of its property is bound.

     “Controlled” means, with respect to any Person, the ability of another Person (whether directly or indirectly and whether by the ownership of voting securities, contract or otherwise) to appoint and/or remove the majority of the members of the board of directors or other governing body of that Person (and “Control” shall be similarly construed).
     “CTC Recoveries” means the principal balance remaining to be collected from retail electric providers in respect of stranded costs and certain power market price and fuel cost recovery true-ups.
     “Declining Lender” has the meaning specified in Section 2.7.
     “Default” means any event that, with the lapse of time or giving of notice, or both, or any other condition, would constitute an Event of Default.
     “Default Rate” means with respect to any overdue amount owed hereunder, a rate per annum equal to (a) in the case of overdue principal with respect to any Loan, the sum of the interest rate in effect at such time with respect to such Loan under Section 3.3, plus 2%; provided that in the case of overdue principal with respect to any LIBOR Rate Loan, after the end of the Interest Period with respect to such Loan, the Default Rate shall equal the rate set forth in clause (c) below, (b) in the case of overdue principal with respect to any Reimbursement Obligations, the sum of the interest rate per annum in effect at such time with respect to ABR Loans under Section 3.3, plus 2%, and (c) in the case of overdue interest with respect to any Loan, Commitment Fees, Utilization Fees or other amounts payable hereunder, the sum of the interest rate per annum in effect at such time with respect to ABR Loans, plus 2%.
     “Designated Rating” means (a) if the Ratings are split and all three Ratings fall in different levels, the level indicated by the middle Rating; (b) if the Ratings are split and two of the Ratings fall in the same level (the “Majority Level”) and the third Rating is in a different level, the Majority Level; (c) if only two of the Rating Agencies issue a Rating, the higher of such Ratings, provided that if the higher Rating is two or more levels above the lower Rating, the rating next above the lower of the two Ratings shall be the Designated Rating; and (d) if only one Rating Agency issues a Rating, such Rating. Any change in the calculation of the Applicable Margin with respect to the Borrower that is caused by a change in the Designated Rating will become effective on the date of the change in the Designated Rating. If the rating system of any Rating Agency shall change, or if any of S&P, Moody’s or Fitch shall cease to be in the business of rating corporate debt obligations, the Borrower and the Administrative Agent shall negotiate in good faith if necessary to amend this definition and the definitions of “Rating” and “Rating Agencies” to reflect such changed rating system or the unavailability of Ratings from such Rating Agencies and, pending the effectiveness of any such amendment, the Designated Rating shall be determined by reference to the Rating most recently in effect prior to such change or cessation.
     “Disposition” means with respect to any Property (excluding cash and cash equivalents), any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof outside the ordinary course of business. The terms “Dispose” and “Disposed of” shall have correlative meanings.
     “Documentation Agents” has the meaning specified in the introduction to this Agreement.
     “Dollars” and the symbol “$” mean the lawful currency of the United States.
     “Early Funding ABR Loan” has the meaning specified in Section 2.2(a).
     “Eligible Assignee” means (i) a Bank; (ii) an Affiliate of a Bank; and (iii) any other financial institution that is a “qualified purchaser” as defined under the Investment Company Act of 1940 and is approved by the Administrative Agent, each Issuing Bank and, unless an Event of Default has occurred and is continuing at the time any assignment is effected in accordance with Section 10.6, the Borrower, such approval not to be unreasonably withheld or delayed.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
     “Event of Default” has the meaning specified in Section 8.1.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “Existing Credit Agreement” means the $1,200,000,000 Amended and Restated Credit Agreement, dated as of March 31, 2006, among the Borrower, the Administrative Agent and other financial institutions parties thereto, as heretofore amended, modified or supplemented.
     “Existing Credit Facility” means the credit facility provided under the Existing Credit Agreement.
     “Existing Issuing Banks” means each of JPMorgan Chase Bank, N.A. and Citibank, N.A., in their respective capacities as issuers of the Existing Letters of Credit.
     “Existing Letters of Credit” means the letters of credit issued under the Existing Credit Facility described on Schedule 1.1(B).
     “Extended Termination Date” has the meaning specified in Section 2.7.
     “Extending Lender” has the meaning specified in Section 2.7.
     “Facility” means the Commitments and the extensions of credit made thereunder.
     “Federal Funds Effective Rate” means, for any day, a fluctuating rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if

such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by the Borrower.
     “Fitch” means Fitch Ratings and any successor rating agency.
     “Funding Office” means the office of the Administrative Agent specified in Section 10.2(a) or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Banks.
     “GAAP” means generally accepted accounting principles in effect from time to time in the United States of America.
     “General Mortgage Indenture” means the General Mortgage Indenture, dated as of October 10, 2002, between CenterPoint Electric and The Bank of New York Trust Company, N.A. (as successor to JPMorgan Chase Bank), as trustee, as amended, modified or supplemented from time to time.
     “Global Coordinators” means J.P. Morgan Securities Inc. and Citigroup Global Markets Inc., in their capacities as global coordinators.
     “Governmental Authority” means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.
     “Guarantee” means, as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing Person or (b) another Person (including, without limitation, any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any principal of any Indebtedness for Borrowed Money (the “primary obligation”) of any other third Person in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds for the purchase or payment of any such primary obligation or (iii) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof. The amount of any Guarantee of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith (and “guaranteed” and “guarantor” shall be construed accordingly).

     “Highest Lawful Rate” means, with respect to each Bank, the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received with respect to any Loan or on other amounts, if any, due to such Bank pursuant to this Agreement or any other Loan Document under applicable law. “Applicable law” as used in this definition means, with respect to each Bank, that law in effect from time to time that permits the charging and collection by such Bank of the highest permissible lawful, nonusurious rate of interest on the transactions herein contemplated including, without limitation, the laws of each State that may be held to be applicable, and of the United States, if applicable.
     “Hybrid Equity Securities” means, on any date (the “determination date”), any securities issued by the Borrower or a Restricted Subsidiary, other than common stock, that meet the following criteria: (a) the Borrower demonstrates that such securities are classified, at the time they are issued, as possessing a minimum of “intermediate equity content” by S&P and “Basket C equity credit” by Moody’s (or the equivalent classifications then in effect by such agencies) and (b) such securities require no repayments or prepayments and no mandatory redemptions or repurchases, in each case, prior to at least 91 days after the later of the termination of the Commitments and the repayment in full of the Obligations. As used in this definition, “mandatory redemption” shall not include conversion of a security into common stock.
     “Increase Date” has the meaning specified in Section 2.6(a).
     “Increasing Bank” has the meaning specified in Section 2.6(b).
     “Indebtedness” of any Person means the sum of (a) all items (other than Capital Stock, capital surplus, retained earnings, other comprehensive income, treasury stock and any other items that would properly be included in shareholder equity) that, in accordance with GAAP consistently applied, would be included in determining total liabilities as shown on the liability side of a balance sheet of such Person as at the date on which the Indebtedness is to be determined, (b) all obligations of such Person, contingent or otherwise, as account party or applicant (or equivalent status) in respect of any standby letters of credit or equivalent instruments, and (c) without duplication, the amount of Guarantees by such Person of items described in clauses (a) and (b); provided, however, that Indebtedness of a Person shall not include (i) any Junior Subordinated Debt owned by any issuer of Hybrid Equity Securities, (ii) any Guarantee by the Borrower or its Subsidiaries of payments with respect to any Hybrid Equity Securities, (iii) any Securitization Securities or (iv) any Hybrid Equity Securities.
     “Indexed Asset” means, with respect to any Indexed Debt Security, (i) any security or commodity that is deliverable upon maturity of such Indexed Debt Security to satisfy the obligations under such Indexed Debt Security at maturity or (ii) any security, commodity or index relating to one or more securities or commodities used to determine or measure the obligations under such Indexed Debt Security at maturity thereof.
     “Indexed Debt Securities” means (i) the ZENS and (ii) any other security issued by the Borrower or any Consolidated Subsidiary of the Borrower that (a) (x) in accordance with GAAP, is shown on the consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as Indebtedness or a liability and (y) the obligations at maturity of which may under certain circumstances be satisfied completely by the delivery of, or the amount of such obligations are determined by reference to, (1) an equity security owned by the Borrower or any of its Consolidated Subsidiaries which is issued by an issuer other than the Borrower or any such Consolidated Subsidiary or (2) an underlying commodity or security owned by the Borrower or any of its Consolidated Subsidiaries, (b) with respect to which the Borrower or any Consolidated Subsidiary of the Borrower either (x) owns or has in effect rights providing substantially the economic effect, in such context, of owning, a sufficient amount of the Indexed Asset relating thereto to satisfy completely its obligations at maturity thereof or (y) has in effect a hedging arrangement sufficient to enable it to satisfy completely its obligations at maturity thereof and (c) with respect to which the liabilities have increased from the amount of liabilities in respect thereof at the time of their issuance by reason of an increase in the price of the Indexed Asset relating thereto, the excess of (x) the aggregate amount of liabilities in respect of such Indexed Debt Securities at the time of determination over (y) the initial amount of liabilities in respect of such Indexed Debt Securities at the time of their issuance, provided that at the time of determination such increase in the price of the Indexed Asset relating to such Indexed Debt Securities has not been recorded in such consolidated balance sheet.
     “Insolvency” means, with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA (and “Insolvent” shall be construed accordingly for such purposes).
     “Interest Period” means, for each LIBOR Rate Loan comprising part of the same Borrowing, the period commencing on the date of such LIBOR Rate Loan or the date of the conversion of any Loan into such LIBOR Rate Loan, as the case may be, and ending on the last day of the period selected by the Borrower pursuant to Section 2.2 or 3.6, as the case may be, and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to Section 3.6. The duration of each such Interest Period shall be two weeks or one, two, three or six months (or such other period as may be approved by the Administrative Agent), as Borrower may select by notice pursuant to Section 2.2 or 3.6 hereof, provided, however, that:
     (i) any Interest Period in respect of a Loan that would otherwise extend beyond the Termination Date shall end on the Termination Date;
     (ii) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day; provided that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day, and
     (iii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.
     “Investment” has the meaning specified in Section 7.2(g).
     “Issuing Bank” means (i) the Existing Issuing Banks, (ii) JPMorgan Chase Bank, N.A., and SunTrust Bank, each in its capacity as issuer of any Letter of Credit, provided, however, that neither JPMorgan Chase Bank, N.A. nor SunTrust Bank shall be required, without the consent of such Issuing Bank, to issue Letters of Credit in excess of $100,000,000 at any time outstanding for each such Issuing Bank, and (iii) any other Bank, in such capacity, selected to be an Issuing Bank by the Borrower with the consent of the Administrative Agent, which shall not be unreasonably withheld, and such Bank. Any reference to an Issuing Bank herein means the applicable institution issuing the applicable Letter of Credit.
     “Junior Subordinated Debt” means subordinated debt of the Borrower or any Subsidiary of the Borrower (i) that is issued to an issuer of Hybrid Equity Securities in connection with the issuance of such Hybrid Equity Securities, (ii) the payment of the principal of which and interest on which is subordinated (with certain exceptions) to the prior payment in full in cash or its equivalent of all senior indebtedness of the obligor thereunder and (iii) that has an original tenor no earlier than 30 years from the issuance thereof.
     “L/C Commitment” means the amount of $200,000,000.
     “L/C Fee Payment Date” means the last day of each March, June, September and December, commencing on June 30, 2007 while the L/C Commitment remains in effect and the Termination Date.
     “L/C Obligations” means, at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired face amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit that have not then been reimbursed pursuant to Section 2.5.
     “L/C Participants” means the collective reference to all the Banks other than the Issuing Bank in their respective capacities as participants in L/C Obligations.
     “Lead Arrangers” means J.P. Morgan Securities Inc. and Citigroup Global Markets Inc., in their capacities as joint lead arrangers and bookrunners.
     “Letters of Credit” has the meaning assigned to such term in Section 2.5(a)(ii).
     “LIBOR Rate” means, with respect to each day during each Interest Period pertaining to a LIBOR Rate Loan, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first days of such Interest Period appearing on Page 3750 of the Telerate screen as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period. In the event that such rate does not appear on Page 3750 of the Telerate screen (or otherwise on such screen), the “LIBOR Rate” shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which the Administrative Agent is offered Dollar deposits at or about 11:00 A.M., New York City time, two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where its eurodollar and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein.
     “LIBOR Rate Loan” means a Loan that bears interest at the LIBOR Rate as provided in Section 3.3(b).
     “Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, charge, security interest, encumbrance or lien of any kind whatsoever (including any Capital Lease).
     “Loans” means the loans made by the Banks to the Borrower pursuant to this Agreement.
     “Loan Documents” means this Agreement, any Notes and any document or instrument executed in connection with the foregoing.
     “Local Distribution Company” means a company that owns and/or operates the equipment and facilities for distributing natural gas or electric energy within a local region and delivers it to end-user customers.
     “Majority Banks” means, at any time, Banks having in excess of 50% of the Total Commitments then in effect or, if the Commitments shall have terminated, the Total Outstanding Extensions of Credit then outstanding.
     “Mandatory Payment Preferred Stock” means any preference or preferred stock of the Borrower or of any Consolidated Subsidiary (other than (x) any preference or preferred stock issued to the Borrower or its Subsidiaries, (y) Hybrid Equity Securities, and (z) Junior Subordinated Debt) that is subject to mandatory redemption, sinking fund or retirement provisions (regardless of whether any portion thereof is due and payable within one year).
     “Margin Stock” has the meaning assigned to such term in Regulation U.
     “Material Adverse Effect” means any material adverse effect on the ability of the Borrower to perform its obligations under the Loan Documents on a timely basis (it being understood that Material Adverse Effect shall not include the effect of any True-Up Litigation).
     “Maturity Date” means June 29, 2012.
     “MLP” means one or more master limited partnerships formed by the Borrower or its Subsidiaries.

     “MLP GP” means any general partner of any MLP and any general partner of the general partner of any MLP.
     “MLP LP” means any limited partner in an MLP.
     “MLP Subsidiary” means a Subsidiary of any MLP.
     “MLP Unrestricted Subsidiary” means any MLP, MLP GP, MLP LP, or MLP Subsidiary.
     “Money Market Rate” means (a) the “ASK” rate for Federal Funds appearing on Page 5 of the Dow Jones Market Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Swingline Lender from time to time for purposes of providing quotations of the offer rates applicable to Federal Funds for a term of one Business Day) at the time reviewed by the Swingline Lender plus (b) the Applicable Margin for LIBOR Rate Loans. In the event that part (a) of such rate is not available at such time for any reason, then part (a) of such rate will be the rate agreed to between the Swingline Lender and the Borrower. The Borrower understands and agrees that the rate quoted from Page 5 of the Dow Jones Market Service is a real-time rate that changes from time to time. The rate quoted by the Swingline Lender and used for the purpose of setting the interest rate for a Swingline Loan will be the rate on the screen of the Swingline Lender at the time of setting the rate and will not be an average or composite of rates for that day.
     “Money Market Rate Loan” means a Swingline Loan the rate of interest applicable to which is based upon the Money Market Rate.
     “Moody’s” means Moody’s Investors Service, Inc. and any successor rating agency.
     “Multiemployer Plan” means a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
     “Net Tangible Assets” means the total assets of the Borrower, its Consolidated Subsidiaries and the Unrestricted Subsidiaries (other than MLP Unrestricted Subsidiaries), minus goodwill and other intangible assets as shown on the balance sheet of the Borrower, its Consolidated Subsidiaries and the Unrestricted Subsidiaries (other than MLP Unrestricted Subsidiaries) delivered pursuant to Section 7.1(a) in respect of the most recently ended fiscal quarter of the Borrower.
     “Non-Recourse Debt” means (i) any Indebtedness for Borrowed Money incurred by any Project Financing Subsidiary to finance the acquisition, improvement, installation, design, engineering, construction, development, completion, maintenance or operation of, or otherwise to pay costs and expenses relating to or providing financing for any project, which Indebtedness for Borrowed Money does not provide for recourse against the Borrower or any Subsidiary of the Borrower (other than a Project Financing Subsidiary and such recourse as exists under a Performance Guaranty) or any property or asset of the

Borrower or any Subsidiary of the Borrower (other than Capital Stock of, or the property or assets of, a Project Financing Subsidiary and such recourse as exists under a Performance Guaranty) and (ii) any refinancing of such Indebtedness for Borrowed Money that does not increase the outstanding principal amount thereof (other than to pay costs incurred in connection therewith and the capitalization of any interest, fees, premium or penalties) at the time of the refinancing or increase the property subject to any Lien securing such Indebtedness for Borrowed Money or otherwise add additional security or support for such Indebtedness for Borrowed Money.
     “Notes” means the collective reference to any promissory note evidencing Loans.
     “Notice Date” has the meaning specified in Section 2.7.
     “Notice of Borrowing” has the meaning specified in Section 2.2.
     “Notice of Interest Conversion/Continuation” has the meaning specified in Section 3.6(a).
     “Original Mortgage” means the Mortgage and Deed of Trust, dated as of November 1, 1944, by CenterPoint Electric to South Texas Commercial National Bank of Houston, as Trustee (The Bank of New York Trust Company, N.A., as successor Trustee), as amended, modified or supplemented from time to time.
     “Other Taxes” has the meaning specified in Section 4.3(b).
     “Outstanding Extensions of Credit” means, as to any Bank at any time, an amount equal to the sum of (a) the aggregate principal amount of all Loans made by such Bank then outstanding, (b) such Bank’s Revolving Percentage of the L/C Obligations then outstanding and (c) such Bank’s Swingline Exposure at such time.
     “Participant” has the meaning specified in Section 10.6(b).
     “PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor.
     “Performance Guaranty” means any guaranty issued in connection with any Non-Recourse Debt that (i) if secured, is secured only by assets of or Capital Stock of a Project Financing Subsidiary, and (ii) guarantees to the provider of such Non-Recourse Debt or any other Person (a) performance of the improvement, installment, design, engineering, construction, acquisition, development, completion, maintenance or operation of, or otherwise affects any such act in respect of, all or any portion of the project that is financed by such Non-Recourse Debt, (b) completion of the minimum agreed equity or other contributions or support to the relevant Project Financing Subsidiary, or (c) performance by a Project Financing Subsidiary of obligations to Persons other than the provider of such Non-Recourse Debt.
     “Permitted Liens” means with respect to any Person:

     (a) Liens for current taxes, assessments or other governmental charges that are not delinquent or remain payable without any penalty, or the validity or amount of which is contested in good faith by appropriate proceedings, provided, however, that adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP, and provided, further, that any right to seizure, levy, attachment, sequestration, foreclosure or garnishment with respect to Property of such Person or any Subsidiary of such Person by reason of such Lien has not matured, or has been, and continues to be, effectively enjoined or stayed;
     (b) landlord Liens for rent not yet due and payable and Liens for materialmen, mechanics, warehousemen, carriers, employees, workmen, repairmen and other similar nonconsensual Liens imposed by operation of law, for current wages or accounts payable or other sums not yet delinquent, in each case arising in the ordinary course of business or if overdue, that are being contested in good faith by appropriate proceedings, provided, however, that any right to seizure, levy, attachment, sequestration, foreclosure or garnishment with respect to Property of such Person or any Subsidiary of such Person by reason of such Lien has not matured, or has been, and continues to be, effectively enjoined or stayed;
     (c) Liens (other than any Lien imposed pursuant to Section 401(a)(29) or 412(n) of the Code, ERISA or any environmental law, order, rule or regulation) incurred or deposits made, in each case, in the ordinary course of business, (i) in connection with workers’ compensation, unemployment insurance and other types of social security or (ii) to secure (or to obtain letters of credit that secure) the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, performance or payment bonds, purchase, construction, sales contracts and other similar obligations, in each case not incurred or made in connection with the borrowing of money, the obtaining of advances or the payment of the deferred purchase price of property;
     (d) Liens arising out of or in connection with any litigation or other legal proceeding that is being contested in good faith by appropriate proceedings; provided, however, that adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP; and provided, further, that, subject to Section 8.1(i) (so long as such Lien is discharged or released within 60 days of attachment thereof), any right to seizure, levy, attachment, sequestration, foreclosure or garnishment with respect to Property of such Person or any Subsidiary of such Person by reason of such Lien has not matured, or has been, and continues to be, effectively enjoined or stayed;
     (e) precautionary filings under the applicable Uniform Commercial Code made by a lessor with respect to personal property leased to such Person or any Subsidiary of such Person;

     (f) other non-material Liens or encumbrances none of which secures Indebtedness for Borrowed Money of the Borrower or any of its Subsidiaries or interferes materially with the use of the Property affected in the ordinary conduct of Borrower’s or its Subsidiaries’ business and which individually or in the aggregate do not have a Material Adverse Effect;
     (g) easements, rights-of-way, restrictions and other similar encumbrances and exceptions to title existing or incurred in the ordinary course of business that, in the aggregate, do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower and its Subsidiaries, taken as a whole;
     (h) (i) Liens created by Capital Leases, provided that the Liens created by any such Capital Lease attach only to the Property leased to the Borrower or one of its Subsidiaries pursuant thereto, (ii) purchase money Liens securing Indebtedness of the Borrower or any of its Subsidiaries (including such Liens securing such Indebtedness incurred within twelve months of the date on which such Property was acquired), provided that all such Liens attach only to the Property purchased with the proceeds of the Indebtedness secured thereby and only secure the Indebtedness incurred to finance such purchase, (iii) Liens on receivables, customer charges, notes, ownership interests, contracts or contract rights created in connection with a sale, securitization or monetization of such receivables, customer charges, notes, ownership interests, contracts or contract rights, and Liens on rights of the Borrower or any Subsidiary related to such receivables, customer charges, notes, ownership interests, contracts or contract rights which are transferred to the purchaser of such receivables, customer charges, notes, ownership interests, contracts or contract rights in connection with such sale, securitization or monetization, provided that such Liens secure only the obligations of the Borrower or any of its Subsidiaries in connection with such sale, securitization or monetization and (iv) Liens created by leases that do not constitute Capital Leases at the time such leases are entered into, provided that the Liens created thereby attach only to the Property leased to the Borrower or one of its Subsidiaries pursuant thereto;
     (i) Liens on cash and short-term investments (i) deposited by the Borrower or any of its Subsidiaries in accounts with or on behalf of futures contract brokers or other counterparties or (ii) pledged by the Borrower or any of its Subsidiaries, in the case of clause (i) or (ii) to secure its obligations with respect to contracts (including without limitation, physical delivery, option (whether cash or financial), exchange, swap and futures contracts) for the purchase or sale of any energy-related commodity or interest rate or currency rate management contracts;
     (j) Liens on (i) Property owned by a Project Financing Subsidiary or (ii) equity interests in a Project Financing Subsidiary (including in each case a pledge of a partnership interest, common stock or a membership interest in a limited liability company) securing Indebtedness of the Borrower or any of its Subsidiaries incurred in connection with a Project Financing; and
     (k) Liens on equity interests in an Unrestricted Subsidiary (including in each case a pledge of a partnership interest, common stock or a membership interest in a limited liability company) securing, subject to Section 7.2(g), Indebtedness of such Unrestricted Subsidiary.
     “Permitted MLP Asset Transfer” means any contribution, disposition, merger or other transfer of property or assets (including equity securities of any Person) to any MLP or one or more MLP Subsidiaries by the Borrower or any Subsidiaries of its natural gas pipeline Subsidiaries or field services Subsidiaries, excluding however any Local Distribution Companies; provided that, after any such contribution, disposition, merger or transfer, the Borrower and its Significant Subsidiaries, own directly at least one of the following:
(a) CenterPoint Energy Gas Transmission Company’s interstate natural gas pipeline that provides services to customers principally in Arkansas, Louisiana, Oklahoma and Texas;
(b) CenterPoint Energy-Mississippi River Transmission Corporation’s interstate natural gas pipeline that provides services to customers principally in Arkansas and Missouri; and
(c) The Carthage to Perryville natural gas pipeline segment owned as the date hereof by CenterPoint Energy Gas Transmission Company;
unless the disposition or transfer thereof is permitted under this Agreement (other than under Section 7.2(c)).
     “Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, government (or any political subdivision or agency thereof) or any other entity of whatever nature.
     “Plan” means, at a particular time with respect to the Borrower, any employee benefit plan that is covered by ERISA and in respect of which Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
     “Platform” has the meaning specified in Section 10.2(b).
     “Project Financing” means any Indebtedness or lease obligations that do not constitute Capital Leases at the time such leases are entered into, in each case that are incurred to finance a project or group of projects (including any construction financing) to the extent that such Indebtedness (or other obligations) expressly are not recourse to the Borrower or any of its Restricted Subsidiaries (other than a Project Financing Subsidiary) or any of their respective Property other than the Property of a Project Financing Subsidiary and equity interests in a Project Financing Subsidiary (including in each case a pledge of a partnership interest, common stock or a membership interest in a limited liability company).
     “Project Financing Subsidiary” means any Restricted Subsidiary of the Borrower (or any other Person in which Borrower directly or indirectly owns a 50% or less interest) whose principal purpose is to incur Project Financing or to become an owner of interests in a Person so created to conduct the business activities for which such Project Financing was incurred, and substantially all the fixed assets of which Subsidiary or Person are those fixed assets being financed (or to be financed) in whole or in part by one or more Project Financings.
     “Property” means any interest or right in any kind of property or asset, whether real, personal or mixed, owned or leased, tangible or intangible and whether now held or hereafter acquired.
     “Public Lender” has the meaning specified in Section 10.2(b).
     “Purchasing Banks” has the meaning specified in Section 10.6(c).
     “PUC” means the Public Utility Commission of Texas.
     “Rating” means the Borrower’s corporate credit rating or its equivalent (or if such rating is discontinued or unavailable, the senior unsecured long-term debt rating or its equivalent) issued by the Rating Agencies (it being understood that a change in outlook status (e.g., watch status, negative outlook status) is not a change in Rating as contemplated hereby).
     “Rating Agencies” means (a) S&P, (b) Moody’s and (c) Fitch.
     “Register” has the meaning specified in Section 10.6(d) hereof.
     “Regulation U” means Regulation U of the Board or any other regulation hereafter promulgated by the Board to replace the prior Regulation U and having substantially the same function.
     “Reimbursement Obligation” means the obligation of the Borrower to reimburse the Issuing Bank pursuant to Section 2.5(e) for amounts drawn under Letters of Credit.
     “Reorganization” means, with respect to any Multiemployer Plan, the condition that such Plan is in reorganization within the meaning of Section 4241 of ERISA.
     “Reportable Event” means any of the events set forth in Section 4043(c) of ERISA and PBGC Reg. § 4043, other than those events as to which the thirty-day notice period is waived under PBGC Reg. § 4043 or other regulations, notices or rulings issued by the PBGC.
     “Requirement of Law” means, as to any Person, any law, statute, ordinance, decree, requirement, order, judgment, rule or regulation of any Governmental Authority.

     “Resources” means CenterPoint Energy Resources Corp., a Delaware corporation, and a Wholly-Owned Subsidiary of the Borrower.
     “Resources Facility” means the $950,000,000 Second Amended and Restated Credit Agreement, dated as of the date hereof, among Resources, as borrower, Citibank, N.A., as administrative agent, and the other financial institutions and agents parties thereto, as amended, modified or supplemented from time to time.
     “Responsible Officer” means, with respect to any Person, its chief financial officer, chief accounting officer, assistant treasurer, treasurer or controller of such Person or any other officer of such Person whose primary duties are similar to the duties of any of the previously listed officers of such Person.
     “Restricted Subsidiaries” means all Subsidiaries of the Borrower other than Securitization Subsidiaries and Unrestricted Subsidiaries.
     “Revolving Percentage” means, as to any Bank at any time, a fraction (expressed as a percentage) the numerator of which is the amount of such Bank’s Commitment or, if the Commitments shall have terminated, the Outstanding Extensions of Credit of such Bank then outstanding, and the denominator of which is the Total Commitments then in effect or, if the Commitments shall have terminated, the Total Outstanding Extensions of Credit then outstanding.
     “S&P” means Standard & Poor’s Ratings Group and any successor rating agency.
     “SEC” means the Securities and Exchange Commission and any successor thereto.
     “Second Extended Termination Date” has the meaning specified in Section 2.7.
     “Secured Indebtedness” means, with respect to any Person, all Indebtedness secured (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured) by any Lien on any Property (including, without limitation, accounts and contract rights) owned by such Person or any of its Subsidiaries, even though such Person has not assumed or become liable for the payment of such Indebtedness.
     “Securitization Securities” means transition bonds issued pursuant to the Texas Electric Choice Plan if (and only if) no recourse may be had to the Borrower or any of its Subsidiaries (or to their respective assets) for the payment of such obligations, other than the issuer of the bonds and its assets, provided that payment of transition charges by any retail electric provider (“REP”) in accordance with such legislation, whether or not such REP has collected such charges from the retail electric customers, shall not be deemed “recourse” hereunder, including any REP that is a Subsidiary of the Borrower or a division of an Affiliate of the Borrower or any Affiliate of the Borrower.
     “Securitization Subsidiary” means a special purpose subsidiary created to issue Securitization Securities.

     “Significant Subsidiary” means (i) for the purposes of determining what constitutes an “Event of Default” under Sections 8.1(f), (g), (h), (i) and (j), a Subsidiary of the Borrower (other than a Project Financing Subsidiary) whose total assets, as determined in accordance with GAAP, represent at least 10% of the total assets of the Borrower, on a consolidated basis, as determined in accordance with GAAP and (ii) for all other purposes the “Significant Subsidiaries” shall be those Subsidiaries of the Borrower whose total assets, as determined in accordance with GAAP, represent at least 10% of the total assets of the Borrower on a consolidated basis, as determined in accordance with GAAP for the Borrower’s most recently completed fiscal year and identified in the certificate most recently delivered pursuant to Section 7.1(a)(iv)(C); provided that no Securitization Subsidiary or Unrestricted Subsidiary shall be deemed to be a Significant Subsidiary or subject to the restrictions, covenants or Events of Default under this Agreement.
     “Single Employer Plan” means any Plan that is covered by Title IV of ERISA, but that is not a Multiemployer Plan.
     “Subsidiary” means, as to any Person, a corporation, partnership, limited liability company or other entity of which more than 50% of the outstanding shares of Capital Stock or other ownership interests having ordinary voting power (other than Capital Stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect directors or other managers of such corporation, partnership or other entity are at the time owned, directly or indirectly, through one or more Subsidiaries of such Person, by such Person; provided, however, that no Securitization Subsidiary shall be deemed to be a Subsidiary for purposes of this Agreement.
     “Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or any of its Subsidiaries shall be a “Swap Agreement”.
     “Swingline Commitment” has the meaning specified in Section 2.4(a).
     “Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time.
     “Swingline Lender” means JPMorgan Chase Bank, in its capacity as lender of Swingline Loans hereunder.
     “Swingline Loan” means a Loan made pursuant to Section 2.4.
     “Syndication Agent” has the meaning specified in the introduction to this Agreement.

     “Taxes” has the meaning specified in Section 4.3(a).
     “Termination Date” means the Maturity Date as the same may be extended pursuant to Section 2.7, or any earlier date on which (a) the Commitments have been terminated in accordance with this Agreement or (b) all unpaid principal amounts of the Loans hereunder have been declared due and payable in accordance with this Agreement.
     “Total Commitments” means, at any time, the aggregate amount of the Commitments of all Banks then in effect.
     “Total Outstanding Extensions of Credit” means, at any time, the aggregate amount of the Outstanding Extensions of Credit of all Banks outstanding at such time.
     “Tranche” means the collective reference to LIBOR Rate Loans, the Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).
     “Transferee” has the meaning specified in Section 10.6(f).
     “Transfer Effective Date” has the meaning specified in Section 10.6(c).
     “Transition Charges Principal and Interest” means the non-bypassable transition charges billed to customers for payment of debt service on Securitization Securities.
     “Triggering Event” has the meaning specified in Section 4.8(b).
     “True-Up Litigation” means any litigation or other proceeding in connection with the determination by the PUC of the recovery by the Borrower and its Subsidiaries of stranded costs and other amounts to be recovered in the true-up process.
     “True-Up Order” means the Order on Rehearing issued by the PUC on December 17, 2004 in PUC Docket No. 29526.
     “TW Stock” means shares of common stock of Time Warner Inc. (and its successors).
     “Type” refers to the determination of whether a Loan is an ABR Loan or a LIBOR Rate Loan (or a Borrowing comprised of such Loans).
     “Uniform Customs” means the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500, as the same may be amended from time to time.
     “United States” means the United States of America.
     “Unrestricted Subsidiary” means any Subsidiary of the Borrower and its direct or indirect Subsidiaries that is an MLP Unrestricted Subsidiary or is designated by a Responsible Officer of the Borrower as an Unrestricted Subsidiary, but only if (x) the aggregate amount of net tangible assets of all Unrestricted Subsidiaries (other than MLP Unrestricted Subsidiaries) at the time of designation does not exceed, or would not exceed as a result of such designation, 10% of the Net Tangible Assets, (y) such designation and the Investment of the Borrower in such Subsidiary complies with the limitations in Section 7.2(g) and (z) such Subsidiary: (i) has no Indebtedness with recourse to the Borrower and the Restricted Subsidiaries except that permitted under Section 7.2(g); (ii) is not party to any agreement, contract, arrangement or understanding with the Borrower or any Significant Subsidiary of the Borrower unless the terms of any such agreement, contract, arrangement or understanding and related transactions are substantially no less favorable to the Borrower or such Significant Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Borrower; (iii) is a Person with respect to which neither the Borrower nor any of its Significant Subsidiaries has any direct or indirect obligation that violates Section 7.2(g) (a) to subscribe for additional Capital Stock of such Person or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and (iv) does not, either alone or in the aggregate, operate, directly or indirectly, all or substantially all of the business of the Borrower and its Subsidiaries.
     Any designation of a Subsidiary of the Borrower as an Unrestricted Subsidiary shall be evidenced by a certificate of a Responsible Officer of the Borrower giving effect to such designation and a certificate executed by a Responsible Officer certifying that such designation complied with the preceding conditions and was permitted by Section 7.2(g) delivered to the Administrative Agent. If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of this Agreement and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Borrower as of such date and, if such Indebtedness is not permitted to be incurred as of such date under Section 7.2(g), the Borrower shall be in default of such covenant. A Responsible Officer of the Borrower may at any time designate any Unrestricted Subsidiary to be a Subsidiary of the Borrower that is not an Unrestricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by such Subsidiary of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (1) such Indebtedness is permitted under this Agreement calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.
     “Utility Holding, LLC” means Utility Holding, LLC, a Delaware limited liability company, a Wholly-Owned Subsidiary of the Borrower.
     “Utilization Fee” means, as to any Bank, the fee equal to the rate per annum set forth below opposite the Designated Rating from time to time in effect during the period for which payment is due on the Outstanding Extensions of Credit of such Bank:

Designated
Rating	Utilization Fee
Higher than BBB+/Baa1/BBB+ BBB+/Baa1/BBB+ BBB/Baa2/BBB BBB-Baa3/BBB- BB+/Ba1/BB+ Lower than BB+/Ba1/BB+	0.05% 0.05% 0.05% 0.05% 0.10% 0.10%
     The Designated Ratings referred to above are issued by S&P, Moody’s and Fitch, respectively
     “Wholly-Owned” means, with respect to any Subsidiary of any Person, all the outstanding Capital Stock (other than directors’ qualifying shares required by law) or other ownership interest of such Subsidiary which are at the time owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person, or both.
     “ZENS” means the 2.0% Zero-Premium Exchangeable Subordinated Notes due 2029 issued pursuant to the ZENS Indenture by the Borrower in an initial aggregate face amount of $999,999,943.25 and the obligations at maturity of which may be determined by reference to             shares of TW Stock.
     “ZENS Indenture” means the Indenture entered into by the Borrower in connection with the issuance of the ZENS, together with all instruments and other agreements entered into by the Borrower in connection therewith.
     SECTION 1.2. Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have such defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.
     (b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to the Borrower or any of its Subsidiaries not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, and (v) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time.

     (c) The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.
     (d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.
ARTICLE II
AMOUNTS AND TERMS OF THE LOANS AND LETTERS OF CREDIT
     SECTION 2.1. The Commitments. (a) Each Bank severally agrees, on the terms and subject to the conditions hereinafter set forth, to make revolving credit Loans to the Borrower from time to time on any Business Day during the period from the Closing Date until the Termination Date in an aggregate principal amount outstanding, which, when added to such Bank’s Revolving Percentage of the sum of (i) then outstanding L/C Obligations and (ii) the then outstanding principal amount of the Swingline Loans, does not exceed at any time such Bank’s Commitment; provided that no Loan shall be made as a LIBOR Rate Loan with an Interest Period ending after the Termination Date; and provided, further, that in no event shall the Total Outstanding Extensions of Credit at any time exceed the Total Commitments at such time.
     (b) Each Borrowing by the Borrower shall be in an aggregate principal amount not less than $10,000,000 (in the case of LIBOR Rate Loans) or $5,000,000 (in the case of ABR Loans), or an integral multiple of $1,000,000 in excess thereof and shall consist of Loans of the same Type made on the same day by the Banks ratably according to their respective Revolving Percentages. Each Swingline Loan shall be in an amount equal to $500,000 or a whole multiple of $100,000 in excess thereof. Within the limits of the applicable Commitments, the Borrower may borrow, prepay pursuant to Section 4.6 and reborrow under this Section 2.1. The principal amount outstanding on the Loans shall be due and payable on the Termination Date, together with accrued and unpaid interest thereon.
     SECTION 2.2. Procedure for Revolving Loan Borrowing. (a) The Borrower may borrow under the Commitments on any Business Day during the period from and including the Closing Date to and excluding the Termination Date, provided that the Borrower shall give the Administrative Agent irrevocable oral notice or written notice pursuant to a notice of borrowing, in substantially the form of Exhibit A hereto (“Notice of Borrowing”) which shall be signed by the Borrower and shall specify therein the requested (i) date of such Borrowing, (ii) Type of Loans comprising such Borrowing, (iii) aggregate amount of such Borrowing and (iv) the Interest Period for each such Loan, in the case of any LIBOR Rate Loan:
     (i) not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Borrowing in the case of a LIBOR Rate Loan;
     (ii) not later than 11:00 A.M. (New York City time) on the Business Day immediately preceding the date of the proposed Borrowing in the case of an Early Funding ABR Loan; and

     (iii) not later than 11:00 A.M. (New York City time) on the same Business Day of the proposed Borrowing in the case of any other ABR Loan.
With respect to any oral notice of borrowing given by the Borrower, the Borrower shall promptly thereafter confirm such notice in writing pursuant to a Notice of Borrowing. Upon receipt of any such notice, the Administrative Agent shall promptly notify each Bank thereof. Each Bank shall, before 1:00 P.M. (New York City time) on the date of such Borrowing, make available to the Administrative Agent at the Funding Office, in immediately available funds, such Bank’s applicable Revolving Percentage of such Borrowing; provided, however, that, in the event of a requested ABR Loan with respect to which the Borrower has delivered its Notice of Borrowing on the Business Day immediately preceding the requested Borrowing Date (an “Early Funding ABR Loan”), each Bank shall make its applicable Revolving Percentage of such Borrowing available before 10:00 A.M. (New York City time) on the requested Borrowing Date. The Administrative Agent shall, no later than 2:00 P.M. (New York City time) on such date (or no later than 11:00 A.M. (New York City time), in the case of an Early Funding ABR Loan), make available to the Borrower the proceeds of the Loans received by the Administrative Agent hereunder by crediting such account of the Borrower which the Administrative Agent and the Borrower shall from time to time designate. Each Notice of Borrowing shall be irrevocable and binding on the Borrower.
     (b) Unless the Administrative Agent shall have received notice from a Bank at least two hours prior to the applicable time described in clause (a) above by which such Bank is required to deliver its funds to the Administrative Agent with respect to any Borrowing that such Bank will not make available to the Administrative Agent such Bank’s applicable Revolving Percentage of such Borrowing, the Administrative Agent may assume that such Bank has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with Section 2.2(a) and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If such amount is made available to the Administrative Agent on a date after such date of Borrowing, such Bank shall pay to the Administrative Agent on demand an amount equal to the product of (i) the daily average Federal Funds Effective Rate during such period, times (ii) the amount of such Bank’s applicable Revolving Percentage of such Borrowing, times (iii) a fraction, the numerator of which is the number of days that elapse from and including such date of Borrowing to the date on which such Bank’s applicable Revolving Percentage of such Borrowing shall have become immediately available to the Administrative Agent and the denominator of which is 360. A certificate of the Administrative Agent submitted to any Bank with respect to any amounts owing under this Section 2.2(b) shall be conclusive in the absence of manifest error. If such Bank shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Bank’s Loan as part of such Borrowing for purposes of this Agreement. If such Bank’s applicable Revolving Percentage of such Borrowing is not in fact made available to the Administrative Agent by such Bank within one (1) Business Day of such date of Borrowing, the Administrative Agent shall be entitled to recover such amount with interest thereon at the rate per annum, equal to (i) the ABR (in the case of ABR Loans) or (ii) the Federal Funds Effective Rate (in the case of LIBOR Rate Loans), on demand, from the Borrower.
     (c) The failure of any Bank to make the Loan to be made by it as part of any Borrowing shall not relieve any other Bank of its obligation, if any, hereunder to make its Loan on the date of such Borrowing, but no Bank shall be responsible for the failure of any other Bank to make the Loan to be made by such other Bank on the date of any Borrowing.
     SECTION 2.3. Minimum Tranches. All Borrowings, prepayments, conversions and continuations of Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of the Loans comprising each Tranche of LIBOR Rate Loans shall be equal to $10,000,000 or an integral multiple of $1,000,000 in excess thereof.
     SECTION 2.4. Swingline Loans. (a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrower from time to time during the period from the Closing Date until the Termination Date, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $100,000,000 (the “Swingline Commitment”) or (ii) the Total Outstanding Extensions of Credit exceeding the Total Commitments; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. The Swingline Loans may from time to time be (i) ABR Loans, (ii) Money Market Rate Loans or (iii) a combination thereof, as determined by the Borrower and notified to the Administrative Agent and the Swingline Lender in accordance herewith (and shall not be entitled to be converted into LIBOR Rate Loans). Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans. The Borrower hereby unconditionally promises to pay to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Maturity Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least two Business Days after such Swingline Loan is made; provided that on each date that a Revolving Loan is made, the Borrower shall repay all Swingline Loans.
          (b) To request a Swingline Loan, the Borrower shall notify the Administrative Agent and the Swingline Lender of such request by telephone (confirmed pursuant to a Notice of Borrowing by telecopy or email), not later than (i) 12:00 noon, New York City time, in the case of ABR Loans, or (ii) 2:00 p.m., New York City time, in the case of Money Market Rate Loans, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day), amount of the requested Swingline Loan, and whether the requested Swingline Loan shall be an ABR Loan, a Money Market Rate Loan or a combination thereof. Each Borrowing under the Swingline Commitment shall be in an amount equal to $1,000,000 or a whole multiple in excess thereof. The Swingline Lender shall make each Swingline Loan available to the Borrower by means of a credit to the general deposit account of the Borrower with the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of any payment that an Issuing Bank makes under a Letter of Credit as provided in Section 2.5(e), by remittance to the Issuing Bank) by 3:00 p.m., New York City time, on the requested date of such Swingline Loan.
          (c) The Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m., New York City time, on any Business Day require the Banks to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Banks will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Bank, specifying in such notice such Bank’s Revolving Percentage of such Swingline Loan or Loans. Each Bank hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Bank’s Revolving Percentage of such Swingline Loan or Loans. Each Bank acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Bank shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.2 with respect to Loans made by such Bank (and Section 2.2 shall apply, mutatis mutandis, to the payment obligations of the Bank), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Bank. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Banks that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.
     SECTION 2.5. Letters of Credit. (a) L/C Commitment.
     (i) Prior to the Closing Date, the Existing Issuing Banks have issued the Existing Letters of Credit which from and after the Closing Date shall constitute Letters of Credit hereunder.
     (ii) Subject to the terms and conditions hereof, each Issuing Bank (other than the Existing Issuing Banks), in reliance on the agreements of the other Banks set forth in Section 2.5(d), agrees to issue standby letters of credit (together with the Existing Letters of Credit, the “Letters of Credit”) for the account of the Borrower in support of obligations (including, without limitation, performance, bid and similar bonding obligations and credit enhancement) of the Borrower and its Affiliates on any Business Day on or after the Closing Date and prior to the Termination Date in such form as may be approved from time to time by such Issuing Bank; provided that no Issuing Bank shall issue any Letter of Credit if, after giving effect to such issuance, (A) the L/C Obligations would exceed the L/C Commitment or (B) the Total Outstanding Extensions of Credit then outstanding would exceed the Total Commitments then in effect and provided, further, that neither JPMorgan Chase Bank, N.A. nor SunTrust Bank shall be required, without the consent of such Issuing Bank, to issue Letters of Credit in excess of $100,000,000 at any time outstanding for each such Issuing Bank.
     (iii) Each Letter of Credit shall be denominated in Dollars and shall be a standby letter of credit issued to support obligations of the Borrower or any of its Affiliates, contingent or otherwise, and expire no later than the Maturity Date.
     (iv) Each Letter of Credit shall be subject to the Uniform Customs and, to the extent not inconsistent therewith, the laws of the State of New York.
     (v) No Issuing Bank shall at any time be obligated to issue any Letter of Credit hereunder if such issuance would conflict with, or cause such Issuing Bank or any L/C Participant to exceed any limits imposed on such Issuing Bank by, any applicable Requirement of Law.
     (b) Procedure for Issuance of Letters of Credit. The Borrower may from time to time request that an Issuing Bank issue a Letter of Credit by delivering to such Issuing Bank at its address for notices specified herein an Application therefor, completed to the satisfaction of such Issuing Bank, and such other certificates, documents and other papers and information as such Issuing Bank may reasonably request. Upon receipt of any Application, the Issuing Bank will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall any Issuing Bank be required to issue any Letter of Credit earlier than two Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit in a form satisfactory to the Borrower to the beneficiary thereof or as otherwise may be agreed by such Issuing Bank and Borrower. The relevant Issuing Bank shall furnish a copy of such Letter of Credit to the Borrower promptly following the issuance thereof and notify the Banks of the amount thereof.
     (c) Fees, Commissions and Other Charges.
     (i) The Borrower shall pay to the Administrative Agent, for the account of the relevant Issuing Bank and the L/C Participants, a letter of credit commission fee with respect to each Letter of Credit, computed for the period from the last L/C Fee Payment Date (or, if later, the date of issuance thereof) to the date upon which such payment is due hereunder at the rate per annum equal to the Applicable Margin for LIBOR Rate Loans then in effect, calculated on the basis of a 365- (or 366-, as the case may be) day year, of the aggregate amount available to be drawn under such Letter of Credit on the date on which such fee is calculated. The Borrower shall pay to the Administrative Agent, for the account of the relevant Issuing Bank, a fronting fee with respect to each Letter of Credit, computed for the period from the last L/C Fee Payment Date to the date upon which such payment is due hereunder at the rate per annum equal to 0.125%, calculated on the basis of a 365- (or 366-, as the case may be) day year, of the aggregate amount available to be drawn under such Letter of Credit on the date on which such fee is calculated. Such commissions and fronting fees shall be payable in arrears on each L/C Fee Payment Date and shall be nonrefundable.

     (ii) In addition to the foregoing fees and commissions, the Borrower shall pay or reimburse each Issuing Bank for such normal and customary costs and reasonable expenses as are incurred or charged by such Issuing Bank in issuing, effecting payment under, amending or otherwise administering any Letter of Credit.
     (iii) The Administrative Agent shall, promptly following its receipt thereof, distribute to the relevant Issuing Bank and the L/C Participants all fees and commissions received by the Administrative Agent for their respective accounts pursuant to this Section 2.5(c).
     (d) L/C Participations.
     (i) Each Issuing Bank irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce each Issuing Bank to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from such Issuing Bank, on the terms and conditions hereinafter stated, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Revolving Percentage in each Issuing Bank’s obligations and rights under each Letter of Credit issued hereunder and the aggregate amount of drawings under Letters of Credit that have not then been reimbursed pursuant to Section 2.5(e). Each L/C Participant unconditionally and irrevocably agrees with each Issuing Bank that, if a draft is paid under any Letter of Credit for which such Issuing Bank is not reimbursed in full by the Borrower in accordance with the terms of this Agreement, such L/C Participant shall pay to such Issuing Bank upon demand at such Issuing Bank’s address for notices specified herein an amount equal to such L/C Participant’s Revolving Percentage of the amount of such draft, or any part thereof, which is not so reimbursed. Each Bank acknowledges and agrees that its obligation to acquire participations pursuant to this Section 2.5(d)(i) in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.
     (ii) If any amount required to be paid by any L/C Participant to an Issuing Bank pursuant to Section 2.5(d)(i) in respect of any unreimbursed portion of any payment made by such Issuing Bank under any Letter of Credit is not paid to such Issuing Bank within one Business Day after the date such payment is due, such L/C Participant shall pay to such Issuing Bank on demand an amount equal to the product of (A) such amount, times (B) the daily average Federal Funds Effective Rate as quoted by the relevant Issuing Bank, during the period from and including the date such payment is required to the date on which such payment is immediately available to such Issuing Bank, times (C) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any L/C Participant pursuant to Section 2.5(d)(i) is not in fact made available to the relevant Issuing Bank by such L/C Participant within three (3) Business Days after the date such payment is due, such Issuing Bank shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the ABR. A certificate of the relevant Issuing Bank submitted to any L/C Participant with respect to any amounts owing under this subsection shall be conclusive in the absence of manifest error.
     (iii) Whenever, at any time after any Issuing Bank has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with Section 2.5(d)(i), such Issuing Bank receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of collateral applied thereto by the Issuing Bank), or any payment of interest on account thereof, such Issuing Bank will distribute to such L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by such Issuing Bank shall be required to be returned by such Issuing Bank, such L/C Participant shall return to such Issuing Bank the portion thereof previously distributed by such Issuing Bank to it.
     (e) Reimbursement Obligation of the Borrower. (i) The Borrower shall reimburse each Issuing Bank for any payment that such Issuing Bank makes under a Letter of Credit on or before the date of such payment if the Borrower receives notice of such payment on or before 10:00 a.m. (New York City time) on the date such payment is made by such Issuing Bank; provided, however, that, if the Borrower does not receive timely notice or reimburse such Issuing Bank under this Section 2.5(e)(i), then Section 2.5(e)(ii) shall apply. Each such payment shall be made to the relevant Issuing Bank at its address for notices specified herein in Dollars and in immediately available funds.
     (ii) Notwithstanding Section 5.2, each drawing under any Letter of Credit shall be deemed to constitute a Borrowing of ABR Loans in the amount of such drawing unless the Borrower has reimbursed the relevant Issuing Bank under Section 2.5(e)(i). The Borrowing Date with respect to each such borrowing shall be deemed to be the date of such drawing.
     (f) Obligations Absolute.
     (i) The Borrower’s payment obligations under Section 2.5(e) shall be absolute and unconditional under any and all circumstances and irrespective of any set-off, counterclaim or defense to payment that the Borrower may have or have had against the relevant Issuing Bank or any beneficiary of a Letter of Credit other than a defense based upon the gross negligence or willful misconduct of such Issuing Bank or violation of the standards of care specified in the Uniform Commercial Code of the State of New York.
     (ii) The Borrower also agrees with each Issuing Bank that no Issuing Bank shall be responsible for, and the Borrower’s Reimbursement Obligations under Section 2.5(e) shall not be affected by, among other things, (i) the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, (ii) any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of

Credit may be transferred or (iii) any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee.
     (iii) No Issuing Bank shall be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions caused by such Issuing Bank’s gross negligence or willful misconduct or in violation of the standards of care specified in the Uniform Commercial Code of the State of New York.
     (iv) The Borrower agrees that any action taken or omitted by any Issuing Bank under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct and in accordance with the standards of care specified in the Uniform Commercial Code of the State of New York, shall be binding on the Borrower and shall not result in any liability of such Issuing Bank to the Borrower.
     (g) Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the relevant Issuing Bank shall promptly notify the Borrower by telephone (confirmed in writing) of the date and amount thereof and whether such Issuing Bank has made or will make a payment thereunder. The responsibility of such Issuing Bank to the Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are in conformity with such Letter of Credit.
     (h) Application. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 2.5, the provisions of this Section 2.5 shall control.
     (i) Replacement of the Issuing Bank. Any Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Banks of any such replacement of such Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of such replaced Issuing Bank pursuant to Section 2.5(c). From and after the effective date of any such replacement, (i) the applicable successor Issuing Bank shall have all the rights and obligations of such Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the applicable replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.
     SECTION 2.6. Increase in the Aggregate Commitments. (a) The Borrower may, at any time, whether or not the Commitments have been reduced pursuant to Section 4.5, by notice to the Administrative Agent, request that the aggregate amount of the Commitments be increased by an amount of $10,000,000 or an integral multiple of $5,000,000 in excess thereof (a “Commitment Increase”) to be effective as of a date that is at least 90 days prior to the scheduled Termination Date then in effect (the “Increase Date”) as specified in the related notice to the Administrative Agent; provided, however, that (i) in no event shall the aggregate amount of the Commitments at any time exceed $1,800,000,000 and (ii) on the date of any request by the Borrower for a Commitment Increase and on the related Increase Date, the applicable conditions set forth in Section 5.2 shall be satisfied.
     (b) The Administrative Agent shall promptly notify the Banks of a request by the Borrower for a Commitment Increase, which notice shall include (i) the proposed amount of such requested Commitment Increase, (ii) the proposed Increase Date and (iii) the date by which the Banks wishing to participate in the Commitment Increase must commit to an increase in the amount of their respective Commitments (the “Commitment Date”). Each Bank that is willing, in its sole discretion, to participate in such requested Commitment Increase (each an “Increasing Bank”) shall give written notice to the Administrative Agent and the Borrower on or prior to the Commitment Date of the amount by which it is willing to increase its Commitment. If the Banks notify the Administrative Agent and the Borrower that they are willing to increase the amount of their respective Commitments by an aggregate amount that exceeds the amount of the requested Commitment Increase, the requested Commitment Increase shall be allocated among the Banks willing to participate therein in such amounts as are agreed between the Borrower and the Administrative Agent.
     (c) Promptly following each Commitment Date, the Administrative Agent shall notify the Borrower as to the amount, if any, by which the Banks are willing to participate in the requested Commitment Increase. If the aggregate amount by which the Banks are willing to participate in any requested Commitment Increase on any such Commitment Date is less than the requested Commitment Increase, then the Borrower may request Banks to increase their participation and extend offers to one or more Eligible Assignees to participate in any portion of the requested Commitment Increase that has not been committed to by the Lenders as of the applicable Commitment Date; provided, however, that the Revolving Commitment of each such Eligible Assignee shall be in an amount not less than $10,000,000.
     (d) On each Increase Date, each Eligible Assignee that accepts an offer to participate in a requested Commitment Increase in accordance with Section 2.6(b) (each such Eligible Assignee, an “Assuming Bank”) shall become a Bank party to this Agreement as of such Increase Date and the Commitment of each Increasing Bank for such requested Commitment Increase shall be so increased by such amount (or by the amount allocated to such Bank pursuant to the last sentence of Section 2.6(b)) as of such Increase Date; provided, however, that the Administrative Agent shall have received on or before such Increase Date the following, each dated such date:
     (i) (A) certified copies of resolutions of the Board of Directors of the Borrower or the Executive Committee of such Board approving the Commitment Increase and the corresponding modifications to this Agreement and (B) opinions of counsel for the Borrower (which may be in-house counsel), in form and substance reasonably acceptable to the Administrative Agent, covering the matters covered by the opinions of counsel delivered pursuant to Section 5.1(c);
     (ii) an assumption agreement from each Assuming Bank, if any, substantially in the form of Exhibit E hereto (each an “Assumption Agreement”), duly executed by such Eligible Assignee, the Administrative Agent and the Borrower; and
     (iii) confirmation from each Increasing Bank of the increase in the amount of its Commitment in a writing satisfactory to the Borrower and the Administrative Agent.
On each Increase Date, upon fulfillment of the conditions set forth in the immediately preceding sentence of this Section 2.6(d), the Administrative Agent shall notify the Banks (including, without limitation, each Assuming Bank) and the Borrower, on or before 1:00 P.M. (New York City time), by telecopier, of the occurrence of the Commitment Increase to be effected on such Increase Date and shall record in the Register the relevant information with respect to each Increasing Bank and each Assuming Bank on such date.
     (e) The Administrative Agent shall promptly notify the Borrower and the Banks of any increase in the amount of the aggregate Commitments pursuant to this Section and of the respective adjusted Commitment and Revolving Percentage of each Bank after giving effect thereto. The Borrower acknowledges that, in order to maintain the Revolving Percentage of each Bank, a non-pro-rata increase in the aggregate Commitments may require prepayment or funding of all or portions of certain Loans on the date of such increase (and any such prepayment or funding shall be subject to the other provisions of this Agreement). Effective upon such increase, the amount of the participations held by each Bank in each Letter of Credit then outstanding shall be adjusted such that, after giving effect to such adjustments, each Bank shall hold participations in each such Letter of Credit in accordance with the Revolving Percentage of such Bank after giving effect to such increase.
     SECTION 2.7. Extension Option. The Borrower may request that the Commitments be extended for additional one year periods by providing not less than 30 days’ written notice (the date of such notice, a “Notice Date”) to the Administrative Agent prior to any anniversary of the Closing Date. If a Lender agrees, in its individual and sole discretion, to extend its Commitment (such Lender, an “Extending Lender”), it will notify the Administrative Agent, in writing, of its decision to do so no later than 20 days after the applicable Notice Date. The Administrative Agent will notify the Borrower, in writing, of the Lenders’ decisions no later than 25 days after such Notice Date. The Extending Lenders’ Commitments will be extended for an additional year from the Termination Date (the “Extended Termination Date”) or the Extended Termination Date (the “Second Extended Termination Date”); provided that (i) more than 50% of the Commitments is extended or otherwise committed to by Extending Lenders and any new Lenders and (ii) on the date of any request by the Borrower to extend the Commitments, the applicable conditions set forth in Section 5.2 shall be satisfied. No Lender shall be required to consent to any such extension request and any Lender that declines or does not respond to the Borrower’s request for commitment renewal (a “Declining Lender”) will have its Commitment terminated on the then existing Termination Date (without regard to any renewals by other

Lenders). The Borrower will have the right to accept commitments from Eligible Assignees in an amount equal to the amount of the Commitments of any Declining Lenders; provided that the Extending Lenders will have the right to increase their Commitments up to the amount of the Declining Lenders’ Commitments before the Borrower will be permitted to substitute any Eligible Assignees for the Declining Lenders. The Borrower may only extend the Termination Date twice during the term of this Agreement pursuant to this Section 2.7.
ARTICLE III
PROVISIONS RELATING TO ALL LOANS
     SECTION 3.1. Evidence of Loans. (a) Each Bank shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to such Bank resulting from each Loan made by such Bank from time to time, including, without limitation, the amounts of principal and interest payable and paid to such Bank from time to time under this Agreement.
     (b) The Administrative Agent shall maintain the Register pursuant to Section 10.6(d) and a subaccount therein for each Bank, in which shall be recorded (i) the amount of each Loan made by each Bank through the Administrative Agent hereunder, the type thereof and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Bank hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Bank’s share thereof.
     (c) The entries made in the Register and the accounts of each Bank maintained pursuant to Section 3.1(a) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amount of the obligations of the Borrower therein recorded; provided, however, that the failure of any Bank or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans actually made to the Borrower by such Bank in accordance with the terms of this Agreement.
     SECTION 3.2. Fees. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Bank the Commitment Fee, from the date hereof until such date that the Loans and other obligations under this Agreement have been paid in full, payable quarterly in arrears on the last day of each March, June, September and December until such date that the Loans and other obligations under this Agreement have been paid in full and on such date of payment in full.
     (b) The Borrower agrees to pay to the Administrative Agent for the account of each Bank the applicable Utilization Fee on the Outstanding Extensions of Credit of such Bank at any time that the Total Outstanding Extensions of Credit outstanding shall exceed 50% of the Total Commitments then in effect, payable quarterly in arrears on the last day of each March, June, September and December.

     (c) The fees payable under Sections 3.2(a) and 3.2(b) shall be calculated by the Administrative Agent on the basis of a 365- or 366-day year, as the case may be, for the actual days (including the first day but excluding the last day) occurring in the period for which such fee is payable.
     (d) The Borrower shall pay to the Administrative Agent, for its own account, the fees in the amounts and on the dates previously agreed to in writing by the Borrower and the Administrative Agent.
     SECTION 3.3. Interest. The Borrower shall pay interest on the unpaid principal amount of each Loan made by each Bank from the date of such Loan until such principal amount shall be paid in full, at the times and at the rates per annum set forth below:
     (a) ABR Loans. Each ABR Loan (excluding each Swingline Loan) shall bear interest at a rate per annum equal at all times to the lesser of (i) the ABR plus the Applicable Margin and (ii) the Highest Lawful Rate, payable quarterly in arrears on the last day of each March, June, September and December and on the Termination Date.
     (b) LIBOR Rate Loans. Each LIBOR Rate Loan shall bear interest at a rate per annum equal at all times to, in the case of each LIBOR Rate Loan, the lesser of (A) the sum of the LIBOR Rate for the applicable Interest Period for such Loan plus the Applicable Margin and (B) the Highest Lawful Rate, payable on the last day of such Interest Period and, with respect to Interest Periods of six months or longer, on the ninetieth (90th) day after the commencement of the Interest Period and on each succeeding ninetieth (90th) day during such Interest Period, and on the Termination Date.
     (c) Swingline Loans. Each Swingline Loan shall bear interest at a rate per annum equal to the lesser of (i)(A) the ABR plus that Applicable Margin or (B) the Money Market Rate, at the election of the Borrower pursuant to Section 2.4, and (ii) the Highest Lawful Rate, payable quarterly in arrears on the last day of each March, June, September and December and on the date of payment of such Swingline Loan.
     (d) Calculations. Interest that is determined by reference to the ABR shall be calculated by the Administrative Agent on the basis of a 365- or 366-day year, as the case may be, for the actual days (including the first day but excluding the last day) occurring in the period in which such interest is payable and otherwise shall be calculated by the Administrative Agent on the basis of a 360-day year for the actual days (including the first day and excluding the last day) occurring in the period for which such interest is payable.
     (e) Default Rate. Notwithstanding the foregoing, if all or a portion of (i) the principal amount of any Loan or Reimbursement Obligation, (ii) any interest payable thereon, or (iii) any Commitment Fee, Utilization Fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest, payable from time to time on demand, at a rate per annum equal to the lesser of (A) the Highest Lawful Rate and (B) the Default Rate, in each case from the date of such non-payment until such amount is paid in full (as well after as before judgment).

     (f) Determination Conclusive. Each determination of an interest rate by the Administrative Agent pursuant to any provisions of this Agreement shall be conclusive and binding on the Borrower and the Banks in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing in reasonable detail the quotations used by the Administrative Agent in determining the LIBOR Rate.
     SECTION 3.4. Reserve Requirements. (a) The Borrower agrees to pay to each Bank that requests compensation under this Section 3.4 in accordance with the provisions set forth in Section 4.8(b), so long as such Bank shall be required to maintain reserves against “Eurocurrency liabilities” under Regulation D of the Board (or, so long as such Bank shall be required by the Board or by any other Governmental Authority to maintain reserves against any other category of liabilities that includes deposits by reference to which the interest rate on LIBOR Rate Loans is determined as provided in this Agreement or against any category of extensions of credit or other assets of such Bank that includes any LIBOR Rate Loans), an additional amount (determined by such Bank and notified to the Borrower pursuant to the provisions set forth in Section 4.8(b)) representing such Bank’s calculation or, if an accurate calculation is impracticable, reasonable estimate (using such method of allocation to such Loans of the Borrower as such Bank shall determine in accordance with Section 4.8(a)) of the actual costs, if any, incurred by such Bank during the relevant Interest Period as a result of the applicability of the foregoing reserves to such LIBOR Rate Loans, which amount in any event shall not exceed the product of the following for each day of such Interest Period:
     (i) the principal amount of the relevant LIBOR Rate Loans made by such Bank outstanding on such day;
     (ii) the difference between (A) a fraction, the numerator of which is the LIBOR Rate (expressed as a decimal) applicable to such LIBOR Rate Loan (expressed as a decimal), and the denominator of which is one minus the maximum rate (expressed as a decimal) at which such reserve requirements are imposed by the Board or other Governmental Authority on such date, minus (B) such numerator; and
     (iii) a fraction, the numerator of which is one and the denominator of which is 360.
     (b) The agreements in this Section 3.4 shall survive the termination of this Agreement and the payment of all amounts payable hereunder; provided, however, that in no event shall the Borrower be obligated to reimburse or compensate any Bank for amounts contemplated by this Section 3.4 for any period prior to the date that is 90 days before the date upon which such Bank requests in writing such reimbursement or compensation from the Borrower.
     SECTION 3.5. Interest Rate Determination and Protection. (a) The rate of interest for each LIBOR Rate Loan shall be determined by the Administrative Agent two Business Days before the first day of each Interest Period applicable to such Loan. The Administrative Agent shall give prompt notice to the Borrower and the Banks of the applicable interest rate determined by the Administrative Agent for purposes of Sections 3.3(a) and (b) hereof.

     (b) If, with respect to any LIBOR Rate Loans, prior to the first day of an Interest Period (i) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the London interbank market, adequate and reasonable means do not exist for ascertaining the LIBOR Rate for such Interest Period or (ii) the Administrative Agent shall have received notice from the Majority Banks that the LIBOR Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Banks (as determined in good faith and certified by such Banks) of making or maintaining their affected LIBOR Rate Loans during such Interest Period, the Administrative Agent shall give facsimile or telephonic notice thereof (with written notice to follow promptly) to the Borrower and the Banks as soon as practicable thereafter. If such notice is given, (A) any LIBOR Rate Loans requested to be made on the first day of such Interest Period shall be made as ABR Loans, (B) any Loans that were to have been converted on the first day of such Interest Period to LIBOR Rate Loans shall be continued as ABR Loans and (C) any outstanding LIBOR Rate Loans shall be converted, on the first day of such Interest Period, to ABR Loans. Until such notice has been withdrawn by the Administrative Agent, no further LIBOR Rate Loans shall be made or continued as such, nor shall the Borrower have the right to convert Loans to LIBOR Rate Loans.
     SECTION 3.6. Voluntary Interest Conversion or Continuation of Loans. (a) The Borrower may on any Business Day, upon the Borrower’s irrevocable oral or written notice of interest conversion/continuation given by the Borrower to the Administrative Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed interest conversion or continuation in the case of a LIBOR Rate Loan, (i) convert Loans of one Type into Loans of another Type; (ii) convert LIBOR Rate Loans for a specified Interest Period into LIBOR Rate Loans for a different Interest Period; or (iii) continue LIBOR Rate Loans for a specified Interest Period as LIBOR Rate Loans for the same Interest Period; provided, however, that (A) any conversion of any LIBOR Rate Loans into LIBOR Rate Loans for a different Interest Period, or into ABR Loans, or any continuation of LIBOR Rate Loans for the same Interest Period shall be made on, and only on, the last day of an Interest Period for such LIBOR Rate Loans; (B) no Loan may be converted into or continued as a LIBOR Rate Loan by the Borrower so long as an Event of Default has occurred and is continuing, and (C) no Loan may be converted into or continued as a LIBOR Rate Loan if after giving effect thereto, Section 2.3 would be contravened. With respect to any oral notice of interest conversion/continuation given by the Borrower under this Section 3.6(a), the Borrower shall promptly thereafter confirm such notice in writing. Each written notice of interest conversion/continuation given by the Borrower under this Section 3.6(a) and each confirmation of an oral notice of interest conversion/continuation given by the Borrower under this Section 3.6(a) shall be in substantially the form of Exhibit B hereto (“Notice of Interest Conversion/Continuation”). Each such Notice of Interest Conversion/Continuation shall specify therein the requested (x) date of such interest conversion or continuation; (y) the Loans to be converted or continued; and (z) if such interest conversion or continuation is into LIBOR Rate Loans, the duration of the Interest Period for each such LIBOR Rate Loan. Upon receipt of any such Notice of Interest Conversion/Continuation, the Administrative Agent shall promptly notify each Bank thereof. Each Notice of Interest Conversion/ Continuation shall be irrevocable and binding on the Borrower. This Section shall not apply to Swingline Borrowings, which may not be converted or continued.

     (b) If the Borrower shall fail to deliver to the Administrative Agent a Notice of Interest Conversion/Continuation in accordance with Section 3.6(a) hereof, or to select the duration of any Interest Period for the principal amount outstanding under any LIBOR Rate Loan by 11:00 A.M. (New York City time) on the third Business Day prior to the last day of the Interest Period applicable to such Loan in accordance with Section 3.6(a), the Administrative Agent will forthwith so notify the Borrower and the Banks (provided that the failure to give such notice shall not affect the conversion referred to below) and such Loans will automatically, on the last day of the then existing Interest Period therefor, convert into LIBOR Rate Loans with a one month Interest Period.
     SECTION 3.7. Funding Losses Relating to LIBOR Rate Loans. (a) The Borrower agrees, without duplication of any other provision under this Agreement, to indemnify each Bank and to hold each Bank harmless from any loss or expense that such Bank may sustain or incur as a consequence of (i) default by the Borrower in payment when due of the principal amount of or interest on any LIBOR Rate Loan, (ii) default by the Borrower in making a borrowing of, conversion into or continuation of any LIBOR Rate Loan after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (iii) default by the Borrower in making any prepayment after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (iv) the making of a prepayment of LIBOR Rate Loans or the conversion of LIBOR Rate Loans into ABR Loans, on a day that is not the last day of an Interest Period with respect thereto (excluding any prepayment made pursuant to Section 3.8) on a day that is not the scheduled maturity date with respect thereto, including, without limitation, in each case, any such loss or expense arising from the reemployment of funds obtained by it or from fees payable to terminate the deposits from which such funds were obtained. The calculation of all amounts payable to a Bank under this Section 3.7(a) shall be made pursuant to the method described in Section 4.8(a), but in no event shall such amounts payable with respect to any LIBOR Rate Loan exceed the amounts that would have been payable assuming such Bank had actually funded its relevant LIBOR Rate Loan through the purchase of a deposit bearing interest at the LIBOR Rate in an amount equal to the amount of such LIBOR Rate Loan and having a maturity comparable to, with respect to any LIBOR Rate Loan, the relevant Interest Period, provided, that each Bank may fund each of its LIBOR Rate Loans in any manner it sees fit, and the foregoing assumption shall be utilized only for the calculation of amounts payable under this Section 3.7(a).
     (b) The agreements in this Section 3.7 shall survive the termination of this Agreement and the payment of all amounts payable hereunder; provided, however, that in no event shall the Borrower be obligated to reimburse or compensate any Bank for amounts contemplated by this Section 3.7 for amounts accruing prior to the date that is 90 days prior to the date upon which such Bank requests in writing such reimbursement or compensation from the Borrower.
     SECTION 3.8. Change in Legality. (a) Notwithstanding any other provision of this Agreement, if any Bank shall notify the Administrative Agent that it has determined in good faith that the introduction of or any change in or in the interpretation or application of any law or regulation by any Governmental Authority (in each case occurring after the date of this Agreement) makes it unlawful, or any central bank or other Governmental Authority asserts after the date of this Agreement that it is unlawful, for any Bank or its applicable lending office to perform its obligations hereunder to make LIBOR Rate Loans or to fund or maintain LIBOR

Rate Loans hereunder, (i) the obligation of such Bank to make, or to convert Loans into, or to continue LIBOR Rate Loans as, LIBOR Rate Loans shall be suspended until the Administrative Agent shall notify the Borrower that the circumstances causing such suspension no longer exist; (ii) the Borrower shall, at its option, either prepay in full all LIBOR Rate Loans of such Bank then outstanding, or convert all such Loans to ABR Loans, on the respective last days of the then current Interest Periods with respect to such Loans (or within such earlier period as required by law), accompanied, in the case of any prepayments, by interest accrued thereon and any amounts payable under Section 3.7(a). Each Bank agrees that it will use reasonable efforts to designate a different lending office for the LIBOR Rate Loans due to it affected by this Section 3.8, if such designation will avoid the illegality described in this Section 3.8 so long as such designation will not be disadvantageous to such Bank as determined by such Bank in its sole discretion acting in good faith.
     (b) For purposes of this Section 3.8, a notice to the Borrower (with a copy to the Administrative Agent) by any Bank pursuant to paragraph (a) above shall be effective on the date of receipt thereof by the Borrower.
ARTICLE IV
INCREASED COSTS, TAXES, PAYMENTS
AND PREPAYMENTS
     SECTION 4.1. Increased Costs; Capital Adequacy. (a) If after the date of this Agreement the adoption of or any change in any law or regulation or in the interpretation or application thereof by any Governmental Authority or application thereof or compliance by any Bank with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date of this Agreement:
     (i) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Bank that is not otherwise included in the determination of the LIBOR Rate hereunder (except for amounts covered by Section 3.4 or any other Section hereof); or
     (ii) shall impose on such Bank any other condition;
and the result of any of the foregoing is to increase the actual cost to such Bank, by an amount that such Bank deems to be material, of making, converting into, continuing or maintaining LIBOR Rate Loans or issuing or participating in Letters of Credit or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Bank, upon its demand in the manner set forth in Section 4.8(b), any additional amounts, computed by such Bank in accordance with Section 4.8(a), necessary to compensate such Bank for such actual increased cost or reduced amount receivable that is attributable to Loans or Commitments (to the extent that such Bank has not already been compensated or reimbursed for such amounts pursuant to any other provision of this Agreement). If any Bank becomes entitled to claim any additional amounts pursuant to this Section 4.1(a) from the Borrower, it shall promptly notify the Borrower, through the Administrative Agent, of the event by reason of which it has become so entitled in the manner set forth in Section 4.8(b).
     (b) If any Bank determines in good faith that the introduction of or any change in or in the interpretation or application by any Governmental Authority of any law or regulation regarding capital adequacy after the date of this Agreement or compliance by such Bank or any corporation controlling such Bank with any law or regulation or any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law) made or issued after the date of this Agreement does or shall have the effect, as a result of such Bank’s obligations under this Agreement or under any Letter of Credit, of reducing the rate of return on such Bank’s or such corporation’s capital to a level below that which such Bank or such corporation could have achieved but for such change or compliance (taking into consideration such Bank’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Bank to be material, the Borrower shall pay to the Administrative Agent for the account of such Bank, from time to time as specified by such Bank in the manner set forth in Section 4.8(b), additional amounts, computed by such Bank in accordance with Section 4.8(a), sufficient to compensate such Bank or such corporation in the light of such circumstances, to the extent that such Bank reasonably determines such reduction in rate of return is allocable to the existence of such Bank’s obligations hereunder.
     (c) The agreements contained in this Section 4.1 shall survive the termination of this Agreement and the payment of all amounts payable hereunder; provided, however, that in no event shall the Borrower be obligated to reimburse or compensate any Bank for amounts contemplated by this Section 4.1 for any period prior to the date that is 90 days prior to the date upon which such Bank requests in writing such reimbursement or compensation from the Borrower.
     SECTION 4.2. Pro Rata Treatment and Payments and Computations. (a) Each Borrowing of Loans by the Borrower from the Banks hereunder, each payment by the Borrower on account of any commitment or other fee, any reduction of the Commitments of the Banks and any prepayment on account of principal and interest on the Loans shall be made pro rata according to the respective Revolving Percentages of the Banks.
     (b) The Borrower shall make each payment (including each prepayment) hereunder, whether on account of principal, interest, fees or otherwise, without setoff or counterclaim, not later than 12:00 Noon (New York City time) on the day when due in Dollars to the Administrative Agent at the Funding Office in immediately available funds, except payments to be made directly to the Swingline Lender as expressly provided herein. The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal, interest, Letter of Credit fees or commitment or other fees (to the extent received by the Administrative Agent) ratably to the Banks according to the amounts of their respective Loans, L/C Obligations and Commitments in respect of which such payment is made, and like funds relating to the payment of any other amount payable to any Bank (to the extent received by the Administrative Agent) to such Bank, in each case to be applied in accordance with the terms of this Agreement.

     (c) Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be; provided, however, if such extension would cause payment of interest on or principal of LIBOR Rate Loans to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.
     (d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Banks hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Bank on such due date an amount equal to the amount then due such Bank. If and to the extent the Borrower shall not have so made such payment in full to the Administrative Agent, each Bank shall pay to the Administrative Agent on demand an amount equal to the product of (i) the daily average Federal Funds Effective Rate during such period, times (ii) the amount of such Bank’s Revolving Percentage of such payment, times (iii) a fraction, the numerator of which is the number of days that elapse from and including the date such amount is distributed to such Bank to the date on which such Bank’s Revolving Percentage of such payment shall have become immediately available to the Administrative Agent and the denominator of which is 360.
     SECTION 4.3. Taxes. (a) Any and all payments by the Borrower hereunder or under the Loan Documents shall be made free and clear of and without deduction or withholding for or on account of any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Bank and the Administrative Agent, net income taxes, branch profits taxes and franchise taxes imposed on it as a result of a present or former connection between the jurisdiction (or political subdivision thereof) of the government or taxing authority imposing such tax and the Administrative Agent or such Bank other than a connection arising solely from the Administrative Agent or such Bank having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any Note (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note to any Bank or the Administrative Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 4.3) such Bank or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made; (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law; provided, however, that the Borrower shall not be required to increase any such sums payable to any Bank with respect to any Taxes (i) that are attributable to such Bank’s failure to comply with the requirements of Section 4.3(d) or (ii) that are United States withholding taxes imposed on sums payable to such Bank at the time such Bank becomes a party to this Agreement (or maintains a lending office), except to the extent that any such Bank’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such Taxes pursuant to this Section 4.3. Whenever any Taxes or Other Taxes (as defined in Section 4.3(b)) are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for the account of the relevant Bank or Administrative Agent, as the case may be, either (A) official tax receipts or notarized copies of such receipts to such Bank within thirty (30) days after payment of any applicable tax or (B) a certificate executed by a Responsible Officer of the Borrower confirming that such Taxes or Other Taxes have been paid, together with evidence of such payment.
     (b) In addition, the Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or under any Note or from the execution, delivery or registration of or otherwise with respect to, this Agreement, any other Loan Document, or the Loans and for which such Bank or the Administrative Agent (as the case may be) has not been otherwise reimbursed by the Borrower under this Agreement (hereinafter referred to as “Other Taxes”).
     (c) The Borrower will indemnify each Bank and the Administrative Agent for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 4.3) paid by such Bank or the Administrative Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, including, without limitation or duplication, any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Bank as a result of any failure by the Borrower to pay any Taxes or Other Taxes when due to the appropriate taxing authority or to remit to any Bank the receipts or other evidence of payment of Taxes or Other Taxes.
     (d) Each Bank registered in the Register that is not a U.S. Person as defined in Section 7701(a)(30) of the Code agrees that it will deliver to the Borrower and the Administrative Agent on the date hereof, or on the date which it becomes a party to this Agreement, two duly completed copies of United States Internal Revenue Service Form W-8BEN, W-8ECI W-8EXP or W-8IMY (or other appropriate corresponding form) or any successor applicable form, as the case may be. Each such Bank also agrees to deliver to the Borrower and the Administrative Agent two further copies of the said Form W-8BEN, W-8ECI, W-8EXP, or W-8IMY or successor applicable forms or other manner of certification, as the case may be, on or before the date that any such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it to the Borrower, and such extensions or renewals thereof as may reasonably be requested by the Borrower or the Administrative Agent, unless in any such case an event (including, without limitation, any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required that renders all such forms inapplicable or that would prevent such Bank from duly completing and delivering any such form with respect to it and such Bank so advises the Borrower and the Administrative Agent. Each such Bank shall certify in the case of a Form W-8BEN, W-8ECI, W-8EXP, or W-8IMY that it is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, subject to notification to the Borrower otherwise pursuant to this Section 4.3(d). In the event that any such Bank fails to deliver any forms required under this Section 4.3(d), the Borrower’s obligation to pay additional amounts shall be reduced to the amount that it would have been obligated to pay had such forms been provided.

     (e) If any Taxes or Other Taxes are not correctly or legally asserted and the Administrative Agent or any Bank determines, in its reasonable discretion, that it has received a refund of those Taxes or Other Taxes as to which it has been indemnified by the Borrower, the Administrative Agent or such Bank shall within 20 days after such refund pay to the Borrower the amount of such refund to the extent that the Borrower indemnified the Administrative Agent or such Bank for such Taxes or Other Taxes pursuant to this Section 4.3, net of any out-of-pocket costs of the Administrative Agent or such Bank and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Administrative Agent or such Bank, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Bank in the event the Administrative Agent or such Bank is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Administrative Agent or any Bank to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.
     (f) The agreements in this Section 4.3 shall survive the termination of this Agreement and the payment of all amounts payable hereunder; provided, however, that (i) in no event shall the Borrower be obligated to reimburse or compensate any Bank for amounts contemplated by this Section 4.3 for any period before the date that is 120 days before the date upon which such Bank requests in writing such reimbursement or compensation from the Borrower (other than any amounts as to which the ultimate amount of the reimbursement due could not then be determined) and (ii) nothing contained in this Section 4.3 shall require the Borrower to pay any amount to any Bank or the Administrative Agent in addition to that for which it has already reimbursed any Bank or the Administrative Agent under any other provision of this Agreement.
     SECTION 4.4. Sharing of Payments, Etc. If any Bank (a “Benefitted Bank”) shall at any time receive any payment (other than pursuant to Section 2.7, 3.4, 3.7, 4.1 or 4.3) of all or part of its Loans, Reimbursement Obligations or participations in Swingline Loans owing to it or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by setoff, pursuant to events or proceedings of the nature referred to in Section 8.1(g) or 8.1(h), or otherwise), in a greater proportion than any such payment to or collateral received by any other Bank, if any, in respect of such other Bank’s Loans, Reimbursement Obligations owing to it, respectively, or interest thereon, such benefitted Bank shall purchase for cash from the other Banks a participating interest in such portion of each such other Bank’s Loans or Reimbursement Obligations owing to it, respectively, or shall provide such other Banks with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such benefitted Bank to share the excess payment or benefits of such collateral or proceeds ratably with each of the Banks; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefitted Bank, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. The Borrower agrees that any Bank so purchasing a participation from another Bank pursuant to this Section 4.4 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of setoff) with respect to such participation as fully as if such Bank were the direct creditor of the Borrower in the amount of such participation.

     SECTION 4.5. Optional Termination or Reduction of the Commitments. (a) Unless previously terminated, the Commitments of the Banks to make Loans shall terminate on the Termination Date.
     (b) The Borrower shall have the right, without penalty or premium, upon at least three (3) Business Days’ irrevocable written notice to the Administrative Agent (which shall give prompt notice to each Bank), to terminate in whole the Commitments or permanently, from time to time, to reduce ratably in part the unused portion of the Commitments, provided that (i) each partial reduction shall be in the aggregate principal amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof and (ii) no such termination or reduction shall be permitted if, after giving effect thereto and to any prepayments made under Section 4.6 by the Borrower on the effective date thereof, the Total Outstanding Extensions of Credit then outstanding would exceed the Total Commitments then in effect.
          Each reduction of Commitments pursuant to this Section 4.5 shall be applied pro rata to the Commitments of each Bank. If at any time, including after giving effect to any reduction of Commitments pursuant to this Section 4.5, the Total Outstanding Extensions of Credit exceed the Total Commitments, the Borrower shall be obligated, first, to prepay the Loans in the amount of such excess, second, to cash collateralize Letters of Credit to the extent that the aggregate amount of the L/C Obligations exceeds such Total Commitments after prepayment of all Loans.
     SECTION 4.6. Voluntary Prepayments. The Borrower may, upon written notice delivered to the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) not later than 11:00 A.M. (New York City time) on the same Business Day (or in the case of LIBOR Rate Loans, two (2) Business Days (or such shorter or no notice as may be satisfactory to the Administrative Agent), and in the case of prepayment of a Swingline Loan, not later than 12:00 noon, New York City time, on the date of prepayment) before the date of prepayment stating the aggregate principal amount of the prepayment and the Loans to be prepaid, prepay the outstanding principal amounts of such Loans comprising part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that losses incurred by any Bank under Section 3.7 shall be payable with respect to each such prepayment in the manner set forth in Section 3.7. Any such notice provided pursuant to this Section 4.6 shall be irrevocable, and the payment amount specified in such notice shall be due and payable on the prepayment date described in such notice, together with accrued and unpaid interest on the amount prepaid. Partial prepayments pursuant to this Section 4.6 with respect to any Tranche of LIBOR Rate Loans shall be in an aggregate principal amount equal to the lesser of (a) $5,000,000 or an integral multiple of $1,000,000 in excess thereof and (b) the aggregate principal amount of such Tranche of LIBOR Rate Loans then outstanding, as the case may be; provided that no partial prepayment of any Tranche of LIBOR Rate Loans may be made if, after giving effect thereto, Section 2.3 would be contravened. Partial prepayments with respect to the ABR Loans shall be made in an aggregate principal amount equal to the lesser of (i) $5,000,000 or an integral multiple of $1,000,000 in excess thereof or (ii) the aggregate principal amount of ABR Loans then outstanding, as the case may be.

     SECTION 4.7. Mitigation of Losses and Costs. Any Bank claiming reimbursement from the Borrower under any of Sections 3.4, 3.7, 4.1 and 4.3 hereof shall use reasonable efforts (including, without limitation, if requested by the Borrower, reasonable efforts to designate a different lending office of such Bank) to mitigate the amount of such losses, costs, expenses and liabilities, if such efforts can be made and such mitigation can be accomplished without such Bank suffering (i) any economic disadvantage for which such Bank does not receive full indemnity from the Borrower under this Agreement or (ii) any legal or regulatory disadvantage.
     SECTION 4.8. Determination and Notice of Additional Costs and Other Amounts. (a) In determining the amount of any claim for reimbursement or compensation under Sections 3.4, 3.7 and 4.1, each Bank may use any reasonable averaging, attribution and allocation methods consistent with such methods customarily employed by such Bank in similar situations.
     (b) Each Bank or, with respect to compensation claimed by it pursuant to Section 4.3, the Administrative Agent, as the case may be, will (i) use its best efforts to notify the Borrower through the Administrative Agent (in the case of each Bank) of any event occurring after the date of this Agreement promptly after the occurrence thereof and (ii) notify the Borrower through the Administrative Agent (in the case of each Bank) promptly after such Bank or the Administrative Agent, as the case may be, becomes aware of any event occurring after the date of this Agreement, in either case if such event (for purposes of this Section 4.8(b), a “Triggering Event”) will entitle such Bank or the Administrative Agent, as the case may be, to compensation pursuant to Section 3.4, 3.7, 4.1 or 4.3, as the case may be. Each such notification of a Triggering Event shall be accompanied by a certificate of such Bank or the Administrative Agent, as the case may be, setting forth the calculations and justification in reasonable detail such amount or amounts as shall be necessary to compensate such Bank or the Administrative Agent, as the case may be, as specified in Section 3.4, 3.7, 4.1 or 4.3, as the case may be, and certifying that such costs are generally being charged by such Bank to other similarly situated borrowers under similar credit facilities, which certificate shall be conclusive absent manifest error. The Borrower shall pay to the Administrative Agent for the account of such Bank or to the Administrative Agent for its own account, as the case may be, the amount shown as due on any such certificate within ten Business Days after its receipt of the same.
ARTICLE V
CONDITIONS OF LENDING
     SECTION 5.1. Conditions Precedent to Loans and Letters of Credit. The agreement of each Bank to make the initial extension of credit requested to be made by it is subject to the satisfaction, prior to or concurrently with the making of such extension of credit on the Closing Date, of the following conditions precedent:
     (a) The Administrative Agent (or its counsel) shall have received this Agreement duly executed by the Borrower and each other party hereto.
     (b) The Administrative Agent (or its counsel) shall have received a certificate dated as of the Closing Date of the Secretary or an Assistant Secretary of the Borrower certifying (i) the names and true signatures of the Responsible

Officers of the Borrower authorized to sign each Loan Document to which the Borrower is a party and the notices and other documents to be delivered by the Borrower pursuant to any such Loan Document; (ii) the bylaws and articles of incorporation of the Borrower as in effect on the date of such certification; (iii) the resolutions of the Board of Directors of the Borrower approving and authorizing the execution, delivery and performance by the Borrower of each Loan Document to which it is a party and any Notes from time to time issued hereunder and authorizing the borrowings and other transactions contemplated hereunder and (iv) that all material authorizations, approvals and consents by any Governmental Authority or other Person necessary in connection with the execution, delivery and performance of the Loan Documents and any other regulatory approvals in respect thereof required to be obtained prior to the Closing Date, have been obtained and are in full force and effect.
     (c) The Administrative Agent shall have received an executed legal opinion, dated the Closing Date, of (i) Baker Botts LLP, special counsel to the Borrower and (ii) Rufus Scott, Esq., deputy general counsel of the Borrower. Each such legal opinion shall cover such matters incident to the transactions contemplated by the Loan Documents as the Administrative Agent may reasonably require and shall otherwise be in form and substance reasonably satisfactory to the Administrative Agent.
     (d) The Administrative Agent (or its counsel) shall have received a certificate dated on or about the Closing Date of the Secretary of State of the State of Texas as to the existence and good standing of the Borrower.
     (e) The Administrative Agent shall have received, for the benefit of the lenders under the Existing Credit Agreement, all accrued interest and fees, including any commitment fees, utilization fees and letter of credit fees, due and payable under the Existing Credit Agreement as of the Closing Date.
     (f) The effectiveness, substantially concurrent with the effectiveness of this Agreement, of (i) the CEHE Facility and (ii) the Resources Facility.
     (g) All governmental and third-party approvals necessary in connection with the execution, delivery and performance by the Borrower of the Loan Documents shall have been obtained and be in full force and effect.
     (h) The Administrative Agent shall have received all financial statements and other information as the Administrative Agent shall reasonably request, including projections and pro forma balance sheets adjusted to give effect to the financing contemplated hereby and the other financings described in clause (f) above, and such financial statements shall not, in the reasonable judgment of the Banks, reflect any material adverse change in the consolidated financial condition of the Borrower and its Subsidiaries, as reflected in the financial statements or projections contained in the Confidential Information Memorandum.

     (i) Detailed consolidated projections through the 2011 fiscal year of the Borrower (including a projected consolidated balance sheet of the Borrower and its Subsidiaries as of the end of each such fiscal year, the related consolidated statements of projected cash flow, and projected income and a description of the underlying assumptions applicable thereto) in each case to the extent provided in the Confidential Information Memorandum.
     (j) The Administrative Agent shall have received all fees required to be paid on or before the Closing Date.
     (k) All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the Facility shall be in form and substance reasonably satisfactory to the Administrative Agent.
     The Administrative Agent shall notify the Borrower and the Banks of the Closing Date, and such notice shall be conclusive and binding.
     SECTION 5.2. Conditions Precedent to Each Borrowing. The obligation of each Bank to make each extension of credit (including, to the extent relevant, the initial extensions of credit hereunder) and each extension of the Commitments pursuant to Section 2.7 hereof is subject to the satisfaction of the following conditions precedent:
     (a) On or prior to the date of the making of such extension of credit, the Administrative Agent shall have received from the Borrower a Notice of Borrowing or an Application, as the case may be, in accordance with the terms of this Agreement, or, in the case of the issuance, extension or increase of any Letter of Credit, the instruments required under Section 2.5 in respect thereof.
     (b) The representations and warranties of the Borrower contained in Section 6.1 of this Agreement and in the other Loan Documents shall be true and correct in all material respects on and as of the date of such extension of credit (except for (i) those representations or warranties or parts thereof that, by their terms, expressly relate solely to a specific date, in which case such representations and warranties shall be true and correct in all material respects as of such specific date and (ii) at any time after the Closing Date, the representations and warranties contained in Sections 6.1(j) and (k)), before and after giving effect to such extension of credit, and to the application of the proceeds therefrom, as though made on and as of such date.
     (c) No Default or Event of Default shall have occurred and be continuing or would result from such extension of credit.
     (d) Each of the giving of any applicable Notice of Borrowing or Application, as the case may be, the acceptance by the Borrower of the proceeds of each Borrowing, and each Letter of Credit issued on behalf of the Borrower, shall constitute a representation and warranty by the Borrower that on the date of such extension of credit that the conditions contained in this Section 5.2 have been satisfied.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES
     SECTION 6.1. Representations and Warranties of the Borrower. The Borrower represents and warrants as follows:
     (a) Organizational Status of the Borrower. The Borrower (i) is validly organized and existing and in good standing under the laws of its jurisdiction of formation; (ii) is duly authorized or qualified to do business in and is in good standing in each other jurisdiction in which the conduct of its business or the ownership or leasing of its Property requires it to be so authorized or qualified to do business, except where the failure to be so duly authorized or qualified or in good standing, individually or in the aggregate, would not have a Material Adverse Effect, and (iii) has the corporate power and authority to conduct its business, as presently conducted.
     (b) Status of Significant Subsidiaries of the Borrower. Each Significant Subsidiary of the Borrower (i) is validly organized and existing and in good standing under the laws of the jurisdiction of its organization and is duly authorized or qualified to do business in and is in good standing in each other jurisdiction in which the conduct of its business or the ownership or leasing of its Property requires it to be so authorized or qualified to do business, except where the failure to be so validly organized and existing or duly authorized or qualified or in good standing, individually or in the aggregate, would not have a Material Adverse Effect and (ii) has the corporate, partnership or other requisite power and authority to conduct its business, as presently conducted, except where the failure to have such power and authority, individually or in the aggregate, would not have a Material Adverse Effect.
     (c) Organizational Powers. The Borrower has the corporate or other requisite power to execute, deliver and perform and comply with its obligations under this Agreement, any Notes and the other Loan Documents to which it is a party. This Agreement has been, and each other Loan Document to which the Borrower is a party will be, duly executed and delivered on behalf of the Borrower.
     (d) Authorization, No Conflict, Etc. The borrowings by the Borrower contemplated by this Agreement, the execution and delivery by the Borrower of this Agreement and the other Loan Documents to which it is a party and the performance by the Borrower of its obligations hereunder and thereunder have been duly authorized by all requisite corporate or other requisite action on the part of the Borrower and do not and will not (i) violate any law, any order to which the Borrower or any Significant Subsidiary of the Borrower is subject of any court or other Governmental Authority, or the articles of incorporation or bylaws or other organizational documents (each as amended from time to time) of the Borrower or any Significant Subsidiary of the Borrower; (ii) violate, conflict with, result in a breach of or constitute (with due notice or lapse of time or both, or any other condition) a default under, any indenture, loan agreement or other agreement to which the Borrower or any Restricted Subsidiary of the Borrower is a party or by which the Borrower or any Restricted Subsidiary of the Borrower, or any of their respective Property, is bound (except for such violations, conflicts, breaches or defaults that, individually or in the aggregate, do not have or would not have a Material Adverse Effect); or (iii) result in, or require, the creation or imposition of any material Lien upon any of the Properties of the Borrower or any Significant Subsidiary not permitted under this Agreement.
     (e) Governmental Approvals and Consents. No authorization or approval or action by, and no notice to or filing with, any Governmental Authority is required for the due execution, delivery and performance by the Borrower of, or for the Borrowings under, this Agreement and the other Loan Documents to which it is a party, except those that have been obtained.
     (f) Obligations Binding. This Agreement and the other Loan Documents to which the Borrower is a party are the legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms (assuming due and valid authorization, execution and delivery of this Agreement by any party other than the Borrower), except as such enforceability may be (i) limited by the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the enforcement of creditors’ rights generally and (ii) subject to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
     (g) Use of Proceeds, Margin Stock. The proceeds of the Loans will be used by the Borrower (i) to support commercial paper issued by the Borrower, and (ii) for other general corporate purposes. Neither the Borrower nor any Restricted Subsidiary of the Borrower is principally engaged in, or has as one of its important activities, the business of extending credit for the purpose of purchasing or carrying any Margin Stock, and no part of the proceeds of any Loan made to the Borrower will be used for any purpose that would violate the provisions of the margin regulations of the Board.
     (h) Title to Properties. The issued and outstanding Capital Stock owned by the Borrower of each of its Significant Subsidiaries whether such stock is owned directly or indirectly through one or more of its Subsidiaries, is owned free and clear of any Lien. In addition, each of the Borrower and each Significant Subsidiary has good title to the Properties reflected in the financial statements referred to in Section 6.1(m) and in any financial statements delivered pursuant to Section 7.1(a), except for such Properties that have been disposed of subsequent to the dates of the balance sheets included in such financial statements and that are no longer used or useful in the conduct of the business of the Borrower or any Significant Subsidiary or that have been disposed of pursuant to Section 7.2(c) or (e) or that have been disposed of in the ordinary course of their respective business, and all such Properties are free and clear of any Lien except Liens permitted under this Agreement.
     (i) Investment Company Act. Neither the Borrower nor any Restricted Subsidiary of the Borrower is an “investment company” as defined in, or otherwise subject to regulation under, the Investment Company Act of 1940, as amended.
     (j) Material Adverse Change. Since December 31, 2006, there has been no event, development or circumstance that, as of the Closing Date, has or would reasonably be expected to have a Material Adverse Effect.

     (k) Litigation. As of the Closing Date, there is no litigation, action, suit, investigation or other legal or governmental proceeding pending or, to the best knowledge of the Borrower, threatened, at law or in equity, or before or by any arbitrator or Governmental Authority (i) relating to the transactions under this Agreement or under any other Loan Document or (ii) in which there is a reasonable possibility of an adverse decision that would have a Material Adverse Effect.
     (l) ERISA. There is no event or events, individually or in the aggregate, that could reasonably be expected to have a Material Adverse Effect, arising out of or in connection with (i) any Reportable Event or “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) with respect to any Plan that has occurred during the five-year period immediately preceding the date on which this representation is made or deemed made, (ii) any failure of a Plan to comply with the applicable provisions of ERISA and the Code, (iii) any termination of a Single Employer Plan, (iv) any complete or partial withdrawal by the Borrower or any Commonly Controlled Entity from any Multiemployer Plan, (v) any Lien in favor of the PBGC or any Plan that has arisen during the five-year period referred to in clause (i) above or (vi) a Multiemployer Plan being in Reorganization or being Insolvent.
     (m) Financial Statements. The consolidated financial statements of the Borrower as of and for the twelve months ended December 31, 2006 filed with the SEC with the Borrower’s 10-K for the period then ended, copies of which have been delivered to the Banks, present fairly in all material respects the consolidated financial condition and results of operations of the Borrower, its Consolidated Subsidiaries, Securitization Subsidiaries and the Unrestricted Subsidiaries as of such date and for the period then ended, in conformity with, as applicable, GAAP and, except as otherwise stated therein, consistently applied (in the case of such unaudited statements, subject to year-end adjustments and the exclusion of detailed footnotes).
     (n) Accuracy of Information. None of the documents or written information (excluding estimates, financial projections and forecasts) provided by the Borrower to the Banks in connection with or pursuant to this Agreement or the other Loan Documents contains as of the date thereof or will contain as of the date thereof any untrue statement of a material fact or omits or will omit to state as of the date thereof a material fact (other than industry-wide risks normally associated with the types of businesses conducted by the Borrower and its Subsidiaries) necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading, as a whole. The estimates, financial projections and forecasts furnished to the Banks by the Borrower with respect to the transactions contemplated under this Agreement were prepared in good faith and on the basis of information and assumptions that the Borrower believed to be reasonable as of the date of such information; it being recognized by the Banks that such estimates, financial projections and forecasts as they relate to future events are not to be viewed as fact and that actual results during the period or periods covered by such estimates, financial projections and forecasts may differ from the projected results set forth therein by a material amount.
     (o) No Violation. The Borrower is not in violation of any order, writ, injunction or decree of any court or any order, regulation or demand of any Governmental Authority that, individually or in the aggregate, reasonably could be expected to have a Material Adverse Effect.

     (p) Subsidiaries. Schedule 6.1(p) attached hereto sets forth each Significant Subsidiary as of the date hereof. Except as disclosed on Schedule 6.1(p), as of the date hereof the Borrower owns, directly or indirectly through one or more of its Subsidiaries, all of the outstanding Capital Stock of each Significant Subsidiary, in each case free and clear of any Liens not permitted under this Agreement.
     (q) Senior Indebtedness. The obligations under this Agreement and the other Loan Documents constitute “Senior Debt” of the Borrower under and as defined in the ZENS Indenture and under any indenture governing any Junior Subordinated Debt.
     (r) Taxes. The Borrower and each of its Subsidiaries has filed or caused to be filed all Federal, state and other material tax returns that are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its Property and all other taxes, fees or other charges imposed on it or any of its Property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower or its Subsidiaries), except where the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; no tax Lien has been filed, and, to the knowledge of the Borrower, no claim is being asserted, with respect to any such tax, fee or other charges (other than any Liens or claims that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect).
ARTICLE VII
AFFIRMATIVE AND NEGATIVE COVENANTS
     SECTION 7.1. Affirmative Covenants. The Borrower covenants that, as long as any amount is owing hereunder or under any other Loan Documents, any Letter of Credit is outstanding or any Bank shall have any Commitment outstanding under this Agreement:
     (a) Delivery of Financial Statements, Notices and Certificates. The Borrower shall deliver to the Administrative Agent for distribution to the Banks sufficient copies for each of the Banks of the following:
     (i) as soon as practicable and in any event within 90 days after the end of each fiscal year of the Borrower (beginning with fiscal 2007), a consolidated balance sheet of the Borrower, its Consolidated Subsidiaries, Securitization Subsidiaries and the Unrestricted Subsidiaries as of the end of such fiscal year and the related statements of consolidated income, retained earnings and cash flows prepared in conformity with GAAP consistently applied, setting forth in comparative form the figures for the previous fiscal year, together with a report thereon by independent certified public accountants of nationally recognized standing selected by the Borrower (which requirement may be satisfied by delivering the Borrower’s Annual Report on Form 10-K with respect to such fiscal year as filed with the SEC);

     (ii) as soon as practicable and in any event within 55 days after the end of each of the first three quarters of each fiscal year of the Borrower (beginning with the quarter ending June 30, 2007), unaudited consolidated financial statements of the Borrower, its Consolidated Subsidiaries, Securitization Subsidiaries and the Unrestricted Subsidiaries consisting of at least consolidated balance sheets as at the close of such quarter and statements of consolidated income, retained earnings and cash flows for such quarter and for the period from the beginning of such fiscal year to the close of such quarter (which requirement may be satisfied by delivering the Borrower’s Quarterly Report on Form 10-Q with respect to such fiscal quarter as filed with the SEC); such financial statements shall be accompanied by a certificate of a Responsible Officer of the Borrower to the effect that such unaudited financial statements present fairly in all material respects the consolidated financial condition and results of operations of the Borrower, its Consolidated Subsidiaries, Securitization Subsidiaries and the Unrestricted Subsidiaries as of such date for the period then ending, and have been prepared in conformity with GAAP in a manner consistent with the financial statements referred to in paragraph (a)(i) above (subject to year-end adjustments and exclusion of detailed footnotes);
     (iii) with each set of statements to be delivered pursuant to Sections 7.1(a)(i) and (ii) above, a certificate in a form reasonably satisfactory to the Administrative Agent, signed by a Responsible Officer of the Borrower confirming compliance with Section 7.2(a) and setting out in reasonable detail the calculations necessary to demonstrate such compliance as at the date of the most recent balance sheet included in such financial statements and stating that no Default or Event of Default has occurred and is continuing or, if there is any Default or Event of Default, describing it and the steps, if any, being taken to cure it; and
     (iv) (A) within ten days of the filing thereof, copies of all periodic reports (other than (x) reports on Form 11-K or any successor form, (y) Current Reports on Form 8-K that contain no information other than exhibits filed therewith and (z) reports on Form 10-Q or 10-K or any successor forms) under the Exchange Act (in each case other than exhibits thereto and documents incorporated by reference therein)) filed by the Borrower with the SEC; (B) promptly, and in any event within seven (7) Business Days after a Responsible Officer of the Borrower becomes aware of the occurrence thereof, written notice of (x) any Event of Default or any Default, (y) the institution of (I) any litigation, action, suit or other legal or governmental proceeding involving the Borrower or any Restricted Subsidiary of the Borrower as to which there is a reasonable possibility of an adverse decision that would have a Material Adverse Effect on the Borrower or (II) any other final adverse determination in any litigation, action, suit or other legal or governmental proceeding involving the Borrower or any Significant Subsidiary of the Borrower (1) in the True-Up Litigation or (2) that would have a Material Adverse Effect or (z) the existence of an event or events, individually or in the aggregate, that could reasonably be expected to have a Material Adverse Effect, arising out of or in connection with (1) any Reportable Event with respect to any Plan, (2) the failure to make any required contribution to a Plan, (3) the creation of any Lien in favor of the PBGC or a Plan, (4) any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (5) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Plan; (C) with each set of statements delivered pursuant to Section 7.1(a)(i), a certificate signed by a Responsible Officer of the Borrower identifying those Subsidiaries which, determined as of the date of such financial statements, are Significant Subsidiaries and Unrestricted Subsidiaries; and (D) such other information relating to the Borrower or its business, properties, condition and operations as the Administrative Agent (or any Bank through the Administrative Agent) may reasonably request.
Information required to be delivered pursuant to the foregoing Sections 7.1(a)(i), (ii), and (iv)(A) shall be deemed to have been delivered on the date on which the Borrower provides notice (including notice by e-mail) to the Administrative Agent (which notice the Administrative Agent will convey promptly to the Banks) that such information has been posted on the SEC website on the Internet at sec.gov/edgar/searches.htm or at another website identified in such notice and accessible by the Banks without charge; provided that (i) such notice may be included in a certificate delivered pursuant to Section 7.1(a)(iii) and (ii) the Borrower shall deliver paper copies of such information to the Administrative Agent, and the Administrative Agent shall deliver paper copies of such information to any Bank that requests such delivery.
     (b) Use of Proceeds. The Borrower will use the proceeds of any Loan or Letter of Credit made or issued by the Banks or any Issuing Bank to it for the purposes set forth in Section 6.1(g), and it will not use the proceeds of any Loan or Letter of Credit made or issued by the Banks or any Issuing Bank for any purpose that would violate the provisions of the margin regulations of the Board. The Borrower will not, and will not permit any of its Subsidiaries to engage principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying, within the meaning of Regulation U, any Margin Stock.
     (c) Existence; Laws. The Borrower will and will cause each of its Significant Subsidiaries to, do or cause to be done all things necessary (i) to preserve, renew and keep in full force and effect its legal existence and all rights, licenses, permits and franchises (except to the extent otherwise permitted by Sections 7.2(c) or 7.2(d)) and (ii) to comply with all laws and regulations applicable to it, except in each case, where the failure to do so, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
     (d) Maintenance of Properties. The Borrower will, and will cause each Significant Subsidiary to, preserve and maintain all of its Property that is material to the conduct of its business, provided, however, that nothing in this Section 7.1(d) shall prevent (a) the Borrower or any of its Significant Subsidiaries from selling, abandoning or otherwise disposing of any Properties (including the Capital Stock of any Subsidiary of the Borrower that is not a Significant Subsidiary), the retention of which in the good faith judgment of the Borrower or such Significant Subsidiary is inadvisable or unnecessary to the business of the Borrower and its Subsidiaries, taken as a whole, or the failure to maintain would not reasonably be expected to have a Material Adverse Effect or (b) any other transaction that is expressly permitted by the terms of any other provision of this Agreement.
     (e) Maintenance of Business Line. The Borrower will maintain its fundamental business of providing services and products in the energy market.

     (f) Books and Records; Access. The Borrower will, and will cause each Significant Subsidiary to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities as required by GAAP. The Borrower will, and will cause each of its Significant Subsidiaries to, at any reasonable time and from time to time, permit up to six representatives of the Banks designated by the Majority Banks, or representatives of the Administrative Agent, on not less than five Business Days’ notice, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Borrower and each Significant Subsidiary and to discuss the general business affairs of the Borrower and each of its Significant Subsidiaries with their respective officers and independent certified public accountants; subject, however, in all cases to the imposition of such conditions as the Borrower and each of its Significant Subsidiaries shall deem necessary based on reasonable considerations of safety and security; provided, however, that neither the Borrower nor any of its Significant Subsidiaries shall be required to disclose to any Agent, any Bank or any agents or representatives thereof any information which is the subject of attorney-client privilege or attorney work-product privilege properly asserted by the applicable Person to prevent the loss of such privilege in connection with such information or which is prevented from disclosure pursuant to a confidentiality agreement with third parties. Notwithstanding the foregoing, none of the conditions precedent to the exercise of the right of access described in the preceding sentence that relate to notice requirements or limitations on the Persons permitted to exercise such right shall apply at any time when a Default or an Event of Default shall have occurred and be continuing.
     (g) Insurance. The Borrower will and will cause each of its Significant Subsidiaries to, maintain insurance with responsible and reputable insurance companies or associations, or to the extent that the Borrower or such Significant Subsidiary deems it prudent to do so, through its own program of self-insurance, in such amounts and covering such risks as is usually carried by companies engaged in similar businesses, of comparable size and financial strength and with comparable risks.
     (h) Corporate Rating. The Borrower will deliver to the Administrative Agent notice of any change by a Rating Agency in its credit or corporate rating promptly upon the effectiveness of such change.
     SECTION 7.2. Negative Covenants. The Borrower covenants that, so long as any amount is owing to the Banks hereunder or under any other Loan Documents to which it is a party or any Letter of Credit is outstanding under this Agreement, the Borrower will not:
     (a) Financial Ratios. Permit at any time the ratio of Consolidated Indebtedness at such time to Consolidated EBITDA for the most recently ended twelve-month period ending during any period set forth below to exceed the ratio set forth below opposite such period:

Period	Ratio
Closing Date through December 31, 2007	5.25:1.00
January 1, 2008 through December 31, 2008	5.00:1.00
January 1, 2009 through the Maturity Date	4.50:1.00

     (b) Certain Liens. And will not permit any of its Restricted Subsidiaries to, pledge, mortgage, hypothecate or grant a Lien upon, or permit any mortgage, pledge, security interest or other Lien upon, any Property of the Borrower or any Restricted Subsidiary of the Borrower now or hereafter owned directly or indirectly by the Borrower; provided, however, that this restriction shall neither apply to nor prevent the creation or existence of:
     (i) Permitted Liens;
     (ii) any Lien in existence on the date hereof; provided that no such Lien described in this clause (ii) encumbers any additional Property after the date hereof and that the principal amount of Indebtedness of the Borrower and its Subsidiaries secured thereby is not increased;
     (iii) Liens securing bonds issued after the Closing Date pursuant to the Original Mortgage (to the extent the proceeds thereof are used to replace, refund or refinance first mortgage bonds outstanding on the date hereof) or the General Mortgage Indenture (or second or subordinated, as the case may be, Liens in lieu thereof);
     (iv) Liens required to be granted pursuant to “equal and ratable” clauses existing on the date hereof under Contractual Obligations of the Borrower and its Restricted Subsidiaries (and extensions and renewals thereof);
     (v) Liens arising in connection with the securitization of accounts receivable of Resources and its Subsidiaries or any Securitization Subsidiary, in the case of Resources and its Subsidiaries, to the extent affecting only the accounts receivable of Resources and its Subsidiaries and assets customarily related thereto;
     (vi) Liens securing Indebtedness of Resources and/or its Subsidiaries; provided that such Liens shall be limited to the Property of Resources and/or its Subsidiaries;
     (vii) Liens on fixed or capital assets and related inventory and intangible assets acquired, constructed, improved, altered or repaired by the Borrower or any Restricted Subsidiary; provided that (i) such Liens secure Indebtedness otherwise permitted by this Agreement, (ii) such Liens and the Indebtedness secured thereby are incurred prior to or within 365 days after such acquisition or the later of the completion of such construction, improvement, alteration or repair or the date of commercial operation of the assets constructed, improved, altered or repaired, (iii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing, improving, altering or repairing such fixed or capital assets, as the case may be, and (iv) such Lien shall not apply to any other property or assets of the Borrower or of its Restricted Subsidiaries (other than repairs, renewals, replacements, additions, accessions, improvements and betterments thereto);

     (viii) Liens on Property and repairs, renewals, replacements, additions, accessions, improvements and betterments thereto existing at the time such Property is acquired by the Borrower or any Restricted Subsidiary and not created in contemplation of such acquisition (or on repairs, renewals, replacements, additions, accessions and betterments thereto), and Liens on the Property of any Person at the time such Person becomes a Restricted Subsidiary of the Borrower and not created in contemplation of such Person becoming a Restricted Subsidiary of the Borrower (or on repairs, renewals, replacements, additions, accessions and betterments thereto);
     (ix) rights reserved to or vested in any Governmental Authority by the terms of any right, power, franchise, grant, license or permit, or by any Requirements of Law, to terminate such right, power, franchise, grant, license or permit or to purchase, condemn, expropriate or recapture or to designate a purchaser of any of the Property of the Borrower or any of its Restricted Subsidiaries;
     (x) rights reserved to or vested in (or exercised by) any Governmental Authority to control, regulate or use any Property of a Person or its activities, including zoning, planning and environmental laws and ordinances and municipal regulations;
     (xi) Liens on Property of the Borrower or any of its Restricted Subsidiaries securing non-recourse Indebtedness of the Borrower or any such Restricted Subsidiary;
     (xii) Liens on the stock or assets of Securitization Subsidiaries;
     (xiii) any extension, renewal or refunding of any Lien permitted by clauses (i) through (xii) above on the same Property previously subject thereto; provided that no extension, renewal or refunding of any such Lien shall increase the principal amount of any Indebtedness secured thereby immediately prior to such extension, renewal or refunding, unless such Indebtedness is permitted under Section 7.2(a);
     (xiv) Liens on cash collateral to secure obligations of the Borrower and its Restricted Subsidiaries in respect of cash management arrangements with any Bank or Affiliate thereof; and
     (xv) Liens not otherwise permitted by this Section 7.2(b) securing Indebtedness of the Borrower and its Restricted Subsidiaries so long as the aggregate outstanding principal amount of the obligations secured thereby does not at any time exceed at the time of incurrence of such obligations (including any such incurrence resulting from any extension, renewal or refunding of such obligations), as to the Borrower and all of its Restricted Subsidiaries, 10% of Net Tangible Assets.
     (c) Consolidation, Merger or Disposal of Assets. And will not permit any Significant Subsidiary to, (i) consolidate with, or merge into or amalgamate with or into, any other Person; (ii) liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution); or (iii) convey, sell, transfer, lease or otherwise dispose of all or substantially all of its Properties to any Person; provided, however, that nothing contained in this Section 7.2(c) shall prohibit (A) a merger involving a Subsidiary of the Borrower (including mergers to reincorporate or change the domicile of such Subsidiary) if any Wholly-Owned Significant Subsidiary of the Borrower is the

surviving entity thereof; (B) the liquidation, winding up or dissolution of a Significant Subsidiary of the Borrower if all of the Properties of such Significant Subsidiary are conveyed, transferred or distributed to the Borrower or a Person that after giving effect to such transaction is a Wholly-Owned Significant Subsidiary of the Borrower; (C) the conveyance, sale, transfer or other disposal of all or substantially all (or any lesser portion) of the Properties of any Significant Subsidiary of the Borrower to the Borrower or a Person that after giving effect to such transaction is a Wholly-Owned Significant Subsidiary of the Borrower; (D) the transfer of assets in connection with the issuance of Securitization Securities; or (E) any Permitted MLP Asset Transfer; provided that, in each case, immediately before and after giving effect to any such merger, dissolution or liquidation, or conveyance, sale, transfer, lease or other disposition, no Default or Event of Default shall have occurred and be continuing.
     (d) Takeover Bids. Use the proceeds of any Loan made to it to participate in any unsolicited control bid for any other Person.
     (e) Sale of Significant Subsidiary Stock. And will not permit the sale, assignment, transfer or other disposal of any of the Capital Stock of any Significant Subsidiary. Notwithstanding the foregoing provisions of Section 7.2(c) or this Section 7.2(e), (x) the Borrower or any Significant Subsidiary may sell, assign, transfer or otherwise dispose of (i) any of the Capital Stock of any Significant Subsidiary to the Borrower or to a Wholly-Owned Subsidiary of the Borrower that constitutes a Significant Subsidiary after giving effect to such transaction and (ii) any of the Capital Stock of any Subsidiary that is not a Significant Subsidiary and (y) any Significant Subsidiary shall have the right to issue, sell, assign, transfer or otherwise dispose of for value its preference or preferred stock in one or more bona fide transactions to any Person; provided that immediately before and after giving effect to any such Disposition described in the foregoing clauses (x) and (y), no Event of Default or Default shall have occurred and be continuing.
     (f) Agreements Restricting Dividends. And will not permit any Significant Subsidiary to enter into, incur or permit to exist any agreement or other consensual arrangement that explicitly prohibits or restricts the payment by any Significant Subsidiary of dividends or other distributions with respect to any shares of its Capital Stock; provided that the foregoing shall not prohibit financial incurrence, maintenance and similar covenants that indirectly have the practical effect of prohibiting or restricting the ability of a Significant Subsidiary to make such payments or provisions that require that a certain amount of capital be maintained, or prohibit the return of capital to shareholders above certain dollar limits; provided further, that the foregoing shall not apply to (i) restrictions and conditions imposed by law or by this Agreement, (ii) restrictions and conditions existing on the date hereof, any amendment or modification thereof (other than an amendment or modification expanding the scope of any such restriction or condition and any restrictions or conditions) that (x) replace restrictions or conditions existing on the date hereof and (y) are substantially similar to such existing restriction or condition, (iii) restrictions (including any extension of such restrictions that does not expand the scope of any such restrictions) existing at the time at which any such Subsidiary first becomes a Significant Subsidiary, so long as such restriction was in existence prior to such time in accordance with the other provisions of this Agreement and was not agreed to or incurred in contemplation of such change of status, (iv) any restrictions with respect to a Significant Subsidiary imposed pursuant to an agreement that has been entered into in connection with a disposition of all or substantially all of the Capital Stock or assets of such Subsidiary, (v) any restrictions in respect of preferred or preference stock permitted to be incurred by Significant Subsidiaries under Section 7.2(e) and (vi) restrictions in respect of Project Financings permitted hereunder.
     (g) Certain Investments, Loans, Advances, Guarantees and Acquisitions. And will not permit any of its Significant Subsidiaries to (i) purchase or acquire (including pursuant to any merger) any Capital Stock, evidence of indebtedness or other securities of or other interest in (including any option, warrant or other right to acquire any of the foregoing), make any loans or advances to, Guarantee any obligations of, or make any investment or other interest in or capital contribution to any Unrestricted Subsidiary or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any Unrestricted Subsidiary constituting a business unit, (any of the foregoing, an “Investment”) at any time other than (A) Investments in MLP Unrestricted Subsidiaries and (B) other Investments such that the aggregate amount of net tangible assets of all Unrestricted Subsidiaries (excluding assets that are the subject of Permitted MLP Asset Transfers, replacements thereof, receivables, inventory and accretions in value of the MLP Unrestricted Subsidiaries) at such time does not exceed, or would not exceed as a result of any such Investment, 10% of the Net Tangible Assets and (ii) make Investments in Project Finance Subsidiaries at any time if the aggregate amount of Investments at such time exceeds, or would exceed as a result of any such Investments, $400,000,000.
     (h) Indebtedness of Holding Companies. Permit Utility Holding, LLC and any other of its Subsidiaries that directly or indirectly own CenterPoint Electric or Resources and which do not conduct, transact or otherwise engage in any business or operations other than those incidental to their ownership of the Capital Stock of CenterPoint Electric or Resources to incur, create, assume or suffer to exist any Indebtedness for Borrowed Money, except (i) Indebtedness for Borrowed Money owed to the Borrower or any Subsidiary of the Borrower, (ii) Guarantees of Indebtedness for Borrowed Money owed by the Borrower or any Subsidiary of the Borrower and (iii) Indebtedness for Borrowed Money owed by such Subsidiary on the date hereof and any refinancings, refundings, renewals or extensions thereof (without any increase in the principal amount thereof).
ARTICLE VIII
EVENTS OF DEFAULT
     SECTION 8.1. Events of Default. The occurrence of any of the following events shall constitute an “Event of Default”:
     (a) Non-Payment of Principal, Interest and Commitment Fee. The Borrower fails to pay, in the manner provided in this Agreement, (i) any principal or Reimbursement Obligations payable by it hereunder when due or (ii) any interest payment, any Commitment Fee, any Utilization Fee or any Letter of Credit fee payable by it hereunder within five (5) Business Days after its due date; or
     (b) Non-Payment of Other Amounts. The Borrower fails to pay, in the manner provided in this Agreement, any other amount (other than the amounts set forth in Section 8.1(a) above)

payable by it hereunder within ten (10) Business Days after notice of such payment is received by the Borrower from the Administrative Agent; or
     (c) Breach of Representation or Warranty. Any representation or warranty by the Borrower in Section 6.1, in any other Loan Document or in any certificate, document or instrument delivered by the Borrower under this Agreement shall have been incorrect in any material respect when made or when deemed hereunder to have been made; or
     (d) Breach of Certain Covenants. Borrower fails to perform or comply with any one or more of its obligations under Section 7.1(a)(iv)(B)(x) or 7.2; or
     (e) Breach of Other Obligations. Borrower does not perform or comply with any one or more of its other obligations under this Agreement (other than those set forth in Section 8.1(a), (b) or (d) above) or under any other Loan Document and such failure to perform or comply shall not have been remedied within 30 days after the earlier of notice thereof to it by the Administrative Agent or the Majority Banks or discovery thereof by a Responsible Officer of the Borrower; or
     (f) Other Indebtedness. (i) The Borrower or any Significant Subsidiary fails to pay when due (either at stated maturity or by acceleration or otherwise but subject to applicable grace periods) any principal or interest in respect of any Indebtedness for Borrowed Money, Secured Indebtedness, or Junior Subordinated Debt (other than Indebtedness of the Borrower under this Agreement) if the aggregate principal amount of all such Indebtedness for which such failure to pay shall have occurred and be continuing exceeds $50,000,000 or (ii) any default, event or condition shall have occurred and be continuing with respect to any Indebtedness for Borrowed Money, Secured Indebtedness, or Junior Subordinated Debt of the Borrower or any Significant Subsidiary (other than Indebtedness of the Borrower under this Agreement), the effect of which default, event or condition is to cause, or to permit the holder thereof to cause, (A) such Indebtedness to become due prior to its stated maturity (other than in respect of mandatory prepayments required thereby) or (B) in the case of any Guarantee by the Borrower or any Significant Subsidiary of Indebtedness for Borrowed Money of any Person or Junior Subordinated Debt of the Borrower or any of its Significant Subsidiaries the primary obligation (as such term is defined in the definition of “Guarantee” in Section 1.1) to which such Guarantee relates to become due prior to its stated maturity, if the aggregate amount of all such Indebtedness or primary obligations (as the case may be) that is or could be caused to be due prior to its stated maturity exceeds $50,000,000; or
     (g) Involuntary Bankruptcy, Etc. (i) There shall be commenced against the Borrower or any Significant Subsidiary any case, proceeding or other action (A) seeking a decree or order for relief in respect of the Borrower or any Significant Subsidiary under any applicable domestic or foreign bankruptcy, insolvency, reorganization or other similar law, (B) seeking a decree or order adjudging the Borrower or any Significant Subsidiary a bankrupt or insolvent, (C) except as permitted by Section 7.2(c)(ii), seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other similar relief of or in respect of the Borrower or any Significant Subsidiary or their respective debts under any applicable domestic or foreign law or (D) seeking the appointment of a custodian, receiver, conservator, liquidator, assignee, trustee, sequestrator or other similar official of the Borrower or any Significant Subsidiary or of any

substantial part of their respective Properties, or the liquidation of their respective affairs, and such petition is not dismissed within 90 days or (ii) a decree, order or other judgment is entered in respect of any of the remedies, reliefs or other matters for which any petition referred to in (i) above is presented or (iii) there shall be commenced against the Borrower or any Significant Subsidiary any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged or stayed or bonded pending appeal within 90 days from the entry thereof; or
     (h) Voluntary Bankruptcy, Etc. (i) The commencement by the Borrower or any Significant Subsidiary of a voluntary case, proceeding or other action under any applicable domestic or foreign bankruptcy, insolvency, reorganization or other similar law (A) seeking to have an order of relief entered with respect to it, (B) seeking to be adjudicated a bankrupt or insolvent, (C) seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other similar relief with respect to it or its debts under any applicable domestic or foreign law or (D) seeking the appointment of or the taking possession by a custodian, receiver, conservator, liquidator, assignee, trustee, sequestrator or similar official of the Borrower or any Significant Subsidiary of any substantial part of its Properties; or (ii) the making by the Borrower or any Significant Subsidiary of a general assignment for the benefit of creditors; or (iii) the Borrower or any Significant Subsidiary shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts described in clause (i) or (ii) above or in Section 8.1(g); or (iv) the admission by the Borrower or any Significant Subsidiary in writing of its inability to pay its debts generally as they become due or the failure by the Borrower or any Significant Subsidiary generally to pay its debts as such debts become due; or
     (i) Enforcement Proceedings. A final judgment or decree for the payment of money (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) which, together with all other such judgments or decrees against the Borrower or any Significant Subsidiary then outstanding and unsatisfied, exceeds $50,000,000 in aggregate amount not covered by insurance shall be rendered against the Borrower or any Significant Subsidiary and the same shall remain undischarged for a period of 60 days, during which the execution thereon shall not effectively be stayed, released, bonded or vacated; or
     (j) ERISA Events. The existence of an event or events, individually or, in the aggregate, that could reasonably be expected to have a Material Adverse Effect arising out of or in connection with (A) any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (B) the occurrence of any “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) by a Plan, whether or not waived, or any Lien in favor of the PBGC or a Plan on the assets of the Borrower or any Commonly Controlled Entity, (C) the occurrence of a Reportable Event with respect to, or the commencement of proceedings under Section 4042 of ERISA to have a trustee appointed, or the appointment of a trustee under Section 4042 of ERISA, to administer or to terminate any Single Employer Plan, which Reportable Event, commencement of proceedings or appointment of a trustee which would reasonably be expected to result in the termination of such Plan for purposes of Title IV of ERISA, (D) the termination of any Single Employer Plan for purposes of Title IV of ERISA, (E) withdrawal from, or the Insolvency or Reorganization of, a

Multiemployer Plan or (F) the occurrence of any other event or condition with respect to a Plan; or
     (k) Change in Control. A Change in Control shall have occurred.
     SECTION 8.2. Cancellation/Acceleration. If at any time and for any reason (whether within or beyond the control of any party to this Agreement):
     (a) either of the Events of Default specified in Section 8.1(g) or 8.1(h) occurs with respect to the Borrower, then automatically:
     (i) the Commitments shall immediately be cancelled; and
     (ii) all Loans made hereunder, all amounts of L/C Obligations (whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required for draws thereunder), all unpaid accrued interest or fees and any other sum payable under this Agreement or any other Loan Document shall become immediately due and payable; or
     (b) any other Event of Default specified in Section 8.1 occurs and, while such Event of Default is continuing, the Administrative Agent, having been so instructed by the Majority Banks, by notice to the Borrower shall so declare that:
     (i) the Commitments shall immediately be cancelled; and/or
     (ii) either (A) all Loans made hereunder, all amounts of L/C Obligations (whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required for draws thereunder), all unpaid accrued interest or fees and any other sum payable under this Agreement or any other Loan Document shall become immediately due and payable or (B) all Loans made hereunder, all amounts of L/C Obligations (whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required for draws thereunder), all unpaid accrued interest or fees and any other sum payable under this Agreement or any other Loan Document shall become due and payable at any time thereafter immediately on demand by the Administrative Agent (acting on the instructions of the Majority Banks).
     With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to the preceding paragraph or on the Termination Date, the Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent cash or cash equivalents in an amount equal to the aggregate then undrawn and unexpired face amount of such Letters of Credit. The Borrower hereby grants to the Administrative Agent, for the benefit of the Issuing Bank and the L/C Participants, a security interest in such cash collateral to secure all obligations of the Borrower under this Agreement and the other Loan Documents. Interest shall accrue on such account for the benefit of the Borrower at a rate equal to the Federal Funds Effective Rate. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the

Borrower hereunder and under the Notes. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrower hereunder and under the Notes shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower. The Borrower shall execute and deliver to the Administrative Agent, for the account of each Issuing Bank and the L/C Participants, such further documents and instruments as the Administrative Agent may reasonably request to evidence the creation and perfection of the within security interest in such cash collateral account.
Except as expressly provided above in this Section 8.2, presentment, demand, protest, notice of intent to accelerate, notice of acceleration and all other notices of any kind whatsoever are hereby expressly waived by the Borrower.
ARTICLE IX
THE ADMINISTRATIVE AGENT
     SECTION 9.1. Appointment. Each Bank hereby irrevocably designates and appoints JPMorgan Chase Bank, N.A. as the Administrative Agent of such Bank under this Agreement and the other Loan Documents, and each such Bank irrevocably authorizes JPMorgan Chase Bank, N.A., as the Administrative Agent for such Bank, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, (a) the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Bank, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent and (b) the other Agents and the Lead Arrangers shall not have any duties or responsibilities hereunder, or any fiduciary relationship with any Bank, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the other Agents or the Lead Arrangers.
     SECTION 9.2. Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.
     SECTION 9.3. Exculpatory Provisions. Neither any Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except for its or such Person’s own gross negligence or willful misconduct) or (b) responsible in any manner to any of the Banks for any recitals, statements, representations or warranties made by the Borrower or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent or any other Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any Note or any other Loan Document or for any failure of the Borrower to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Bank to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Borrower.
     SECTION 9.4. Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, facsimile, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note or any loan account in the Register as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Majority Banks (or, if so specified by this Agreement, all Banks) as it deems appropriate or it shall first be indemnified to its satisfaction by the Banks against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Majority Banks (or, if so specified by this Agreement, all Banks), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Banks and all future holders of the amounts owing hereunder.
     SECTION 9.5. Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received notice from a Bank or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Banks. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Majority Banks; provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Banks.
     SECTION 9.6. Non-Reliance on Administrative Agent and Other Banks. Each Bank expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates have made any representations or warranties to it and that no act by any Agent hereinafter taken, including any review of the affairs of the Borrower, shall be deemed to constitute any representation or warranty by any Agent to any Bank. Each Bank represents to the Agents that it has, independently and without reliance upon any Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower and made its own decision to make its Loans hereunder and enter into this Agreement. Each Bank also represents that it will, independently and without reliance upon any Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower. Except for notices, reports and other documents expressly required to be furnished to the Banks by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Borrower that may come into the possession of the Administrative Agent or any of its officers, directors, employees, attorneys-in-fact or Affiliates.
     SECTION 9.7. Indemnification. The Banks agree to indemnify the Agents and the Lead Arrangers in their respective capacities as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective applicable Revolving Percentages in effect on the date on which indemnification is sought under this Section 9.7, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (including, without limitation, at any time following the payment of all amounts owing hereunder and the termination of the Commitments) be imposed on, incurred by or asserted against the Agents or the Lead Arrangers, as the case may be, in any way relating to or arising out of this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Agents or the Lead Arrangers, as the case may be, under or in connection with any of the foregoing; provided that no Bank shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agents’ or the Lead Arrangers’, as the case may be, gross negligence or willful misconduct. The agreements in this Section 9.7 shall survive the payment of all amounts payable hereunder.
     SECTION 9.8. Agent in Its Individual Capacity. Each Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower as though such Agent were not an Agent hereunder and under the other Loan Documents. With respect to its Loans made or renewed by it, any Letter of Credit issued or participated in by it and its Commitment hereunder, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Bank and may exercise the same as though it were not an Agent, and the terms “Bank” and “Banks” shall include the each Agent in its individual capacity.
     SECTION 9.9. Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 30 days’ notice to the Banks and the Borrower. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Majority Banks shall appoint from among the Banks a successor agent for the Banks, which successor agent shall be approved by the Borrower, whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement or any holders of any amounts payable hereunder; provided that if an Event of Default has occurred and is continuing, no consent of the Borrower shall be required. If a successor Administrative Agent shall not have been so appointed within said 30-day period, the Administrative Agent may then appoint a successor Administrative Agent who shall be a financial institution engaged or licensed to conduct banking business under the laws of the United States with an office in New York City and that has total assets in excess of $500,000,000 and who shall serve as Administrative Agent until such time, if any, as an Administrative Agent shall have been appointed as provided above. After any retiring Administrative Agent’s resignation or removal as Administrative Agent, the provisions of this Article X shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.
     Notwithstanding anything to the contrary contained herein, no Bank identified as an “Agent”, “Arranger” or “Global Coordinator” other than the Administrative Agent, shall have the right, power, obligation, liability, responsibility or duty under this Agreement or any Loan Document other than those applicable to all Banks as such. Without limiting the foregoing, none of the Banks so identified shall have or be deemed to have any fiduciary relationship with any Bank. Each Bank acknowledges that it has not relied, and will not rely, on any of the Banks so identified in deciding to enter into this Agreement or not taking action hereunder.
ARTICLE X
MISCELLANEOUS
     SECTION 10.1. Amendments and Waivers. Neither this Agreement, any Note, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except pursuant to an instrument or instruments in writing executed in accordance with the provisions of this Section 10.1. The Majority Banks may, or, with the written consent of the Majority Banks, the Administrative Agent may, from time to time, (a) enter into with the Borrower written amendments, supplements or modifications hereto and to any Notes and the other Loan Documents for the purpose of adding any provisions to this Agreement or any Notes or the other Loan Documents or changing in any manner the rights of the Banks or of the Borrower hereunder or thereunder or (b) waive, on such terms and conditions as the Majority Banks or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or any Notes or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall:
     (i) reduce the amount or extend the scheduled date of maturity of any Note or Loan, or reduce the stated rate of any interest or fee (including the prepayment premium provided for in Section 4.6) payable hereunder or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Bank’s Commitments, in each case without the consent of each Bank directly affected thereby;
     (ii) amend, modify or waive any provision of this Section or of Section 4.2 in a manner that would alter the pro rata sharing of payments required thereby, or reduce the percentage specified in the definition of Majority Banks, or consent to the assignment or transfer by the Borrower of any of its respective rights and obligations under this Agreement and the other Loan Documents, in each case without the written consent of all the Banks;
     (iii) amend, modify or waive any provision of Article IX without the written consent of the then Administrative Agent;
     (iv) amend, modify or waive any provision of Section 2.5 in a manner that adversely affects any Issuing Bank without the written consent of the then Issuing Bank or Issuing Banks; or
          (v) amend, modify or waive any provision of Section 2.4 in a manner that adversely affects any Swingline Lender without the written consent of the then Swingline Lender or Swingline Lenders.
          Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Banks and shall be binding upon the Borrower, the Banks, the Issuing Bank or Issuing Banks, the Administrative Agent and all future holders of the amounts payable hereunder. In the case of any waiver (to the extent specified therein), the Borrower, the Banks, the Issuing Bank or Issuing Banks, and the Administrative Agent shall be restored to their former position and rights hereunder and under any outstanding Notes and any other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing, but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.
     SECTION 10.2. Notices. (a) Unless otherwise expressly provided herein, all notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by facsimile followed by any original sent by mail or delivery), and, shall be deemed to have been duly given or made when delivered by hand, or three days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of the Borrower and the Administrative Agent, and as set forth in Schedule 1.1(A) in the case of the other parties hereto, or to such other address as may be hereafter notified by the respective parties hereto and any future holders of the amounts payable hereunder:

Borrower:	1111 Louisiana
Houston, Texas 77002
Attention:	Linda Geiger
Assistant Treasurer
Telecopy:	(713) 207-3301

With a copy to:	Marc Kilbride

Treasurer
Telecopy:	(713) 207-3301

Administrative	JPMorgan Chase Bank, N.A. Loan and Agency Services
Agent:	Group
1111 Fannin Street
Houston, Texas 77002
Attention:	Regina Harmon
Telecopy:	(713) 427-6307

With a copy to:	JP Morgan Chase Bank, N.A.
600 Travis, 20th Floor
Houston, Texas 77002
Attention:	Robert Traband
Telecopy:	(713) 216-8870

Swingline	JPMorgan Chase Bank, N.A. Loan and Agency Services
Lender:	Group
1111 Fannin Street
Houston, Texas 77002
Attention:	Regina Harmon
Telecopy:	(713) 427-6307

With a copy to:	JP Morgan Chase Bank, N.A.
600 Travis, 20th Floor
Houston, Texas 77002
Attention:	Robert Traband
Telecopy:	(713) 216-8870
provided that any notice, request or demand to or upon the Administrative Agent or the Banks shall not be effective until received.
     (b) The Borrower hereby acknowledges that (i) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”) and (ii) the Administrative Agent will make available to the Lenders certain notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that initiates or responds to the legal process (all such non-excluded information being referred to herein collectively as the “Communications”) on IntraLinks or another relevant website (whether a commercial, third-party website or whether sponsored by the Administrative Agent) (the “Platform”). The Borrower hereby agrees that all Communications that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof, (ii) by marking Communications “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Issuing Banks and the Lenders to treat such Communications as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws, it being understood that certain of such Communications may be subject to the confidentiality requirements hereof, (iii) all Communications marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor,” and (iv) the Administrative Agent shall be entitled to treat any Communications that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.” Notwithstanding the foregoing, (A) the Borrower shall be under no obligation to mark any Communications “PUBLIC,” and each Public Lender hereby waives its right to receive any Communications that are not marked “PUBLIC”; and (B) the Administrative Agent shall treat Communications that are deemed to have been delivered based on notice pursuant to the last sentence of Section 7.1(a) as “PUBLIC.”
     SECTION 10.3. No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Bank, any right, remedy, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
     SECTION 10.4. Survival of Representations and Warranties. All representations and warranties made hereunder and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement.
     SECTION 10.5. Payment of Expenses and Taxes; Indemnity. The Borrower agrees (a) to pay all reasonable out-of-pocket expenses of the Global Coordinators associated with the syndication of the Facility, (b) to pay or reimburse the Administrative Agent and its Affiliates for all its reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation, negotiation and execution and delivery of, and any amendment, supplement or modification to, this Agreement and any Notes and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including, without limitation, the reasonable fees and disbursements of Simpson Thacher & Bartlett LLP, special counsel to the Administrative Agent (but excluding the fees or expenses of any other counsel), (c) to pay or reimburse the Administrative Agent for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, any Notes, the other Loan Documents and any such other documents, including, without limitation, the reasonable fees and disbursements of the special counsel to the Administrative Agent, (d) to pay or reimburse each Bank for all its costs and expenses incurred in connection with the enforcement, or at any time after the occurrence and during the continuance of a Default or an Event of Default the preservation, of any rights under this Agreement, any Notes, the other Loan Documents and any such other documents, including, without limitation, the reasonable fees and disbursements of counsel to such Bank, (e) without duplication of any other provision contained in this Agreement or any Notes, to pay, indemnify, and hold each Bank and the Administrative Agent harmless from, any and all recording and filing fees, if any, and any and all liabilities (for which each Bank has not been otherwise reimbursed under this Agreement) with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, any Notes, the other Loan Documents and any such other documents, and (f) without duplication of any other provision contained in this Agreement or any Notes, to pay, indemnify, and hold each Global Coordinator, each Lead Arranger, each Bank, each Swingline Lender and each Agent together with their respective directors, officers, employees, agents, trustees, advisors and affiliates (collectively, “Indemnified Persons”) harmless from and against, any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including without limitation, all fees and expenses of counsel to any indemnified person) with respect to the execution, delivery, enforcement, performance and administration of this Agreement, any Notes or the other Loan Documents, the transactions contemplated by this Agreement, any Notes or the other Loan Documents, or the use, or proposed use, of proceeds of the Loans (all the foregoing in this clause (f), collectively, the “Indemnified Liabilities”); provided that the Borrower shall have no obligation hereunder to an Indemnified Person with respect to Indemnified Liabilities arising from the gross negligence or willful misconduct of such Indemnified Person, AND PROVIDED FURTHER THAT IT IS THE INTENTION OF THE BORROWER TO INDEMNIFY THE INDEMNIFIED PERSONS AGAINST THE CONSEQUENCES OF THEIR OWN NEGLIGENCE. The agreements in this Section 10.5 shall survive repayment of the Loans and all other amounts payable hereunder.
     SECTION 10.6. Effectiveness, Successors and Assigns, Participations; Assignments. (a) This Agreement shall become effective on the date hereof and thereafter shall be binding upon and inure to the benefit of the Borrower, the Banks, each Issuing Bank, the Administrative Agent, all future holders of the Loans and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Bank.
     (b) Any Bank may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more banks or other financial institutions or Bank Affiliates (a “Participant”) participating interests in any Loan owing to such Bank, any Note held by such Bank, any Commitment of such Bank or any other interest of such Bank hereunder and under the other Loan Documents. In the event of any such sale by a Bank of a participating interest to a Participant, such Bank’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Bank shall remain solely responsible for the performance thereof, such Bank shall remain the holder of any such Loan and Commitment or other interest for all purposes under this Agreement and the other Loan Documents, the Borrower and the Administrative Agent shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under this Agreement and the other Loan Documents and except with respect to the matters set forth in Section 10.1, the amendment of which requires the consent of all of the Banks, the participation agreement between the selling Bank and the Participant may not restrict such Bank’s voting rights hereunder. The Borrower agrees that each Participant, to the extent provided in its participation, shall be entitled to the benefits of Sections 3.4, 3.7, 4.1 and 4.3 with respect to its participation in the Commitments and the Loans outstanding from time to time; provided that (i) no Participant shall be entitled to receive any greater amount pursuant to such Sections than the selling Bank would have been entitled to receive in respect of the amount of the participation sold by such selling Bank to such

Participant had no such sale occurred and (ii) each such sale of participating interests shall be to a “qualified purchaser”, as such term is defined under the Investment Company Act of 1940. Except as expressly provided in this Section 10.6(b), no Participant shall be a third-party beneficiary of or have any rights under this Agreement or under any of the other Loan Documents.
     (c) Except as set forth below, the Banks shall be permitted to assign all or a portion of their Loans and Commitments to one or more financial institutions (“Purchasing Banks”) with the consent, not to be unreasonably withheld, of (a) the Borrower, unless (i) the Purchasing Bank is a Bank or a Bank Affiliate or (ii) an Event of Default has occurred and is continuing, (b) the Administrative Agent, unless the assignment is from a Bank to its Bank Affiliate, and (c) each Issuing Bank, unless the assignment is from a Bank to its Bank Affiliate pursuant to an Assignment and Acceptance, substantially in the form of Exhibit C (an “Assignment and Acceptance”), executed by such Purchasing Bank and such transferor Bank (and by the Borrower, the Administrative Agent and each Issuing Bank, as applicable) and delivered to the Administrative Agent for its acceptance and recording in the Register; provided that (i) such Purchasing Bank is a “qualified purchaser” as defined under the Investment Company Act of 1940, (ii) each such sale shall be of a uniform, and not a varying, percentage of all rights and obligations under and in respect of the Commitment of such Bank, (iii) each such sale shall be in an aggregate amount of not less than $5,000,000 (or such lesser amount representing the entire Commitment of such transferor Bank) if such sale is not to an existing Bank and (iv) after giving effect to such sale, the transferor Bank shall (to the extent that it continues to have any Commitment hereunder) have a Commitment of not less than $5,000,000, provided that such amounts shall be aggregated in respect of each Bank and its Bank Affiliates, if any. Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Acceptance (the “Transfer Effective Date”), (i) the Purchasing Bank thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Bank hereunder with the Commitments as set forth therein and (ii) the transferor Bank thereunder shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of a transferor Bank’s rights and obligations under this Agreement, such transferor Bank shall cease to be a party hereto). Such Assignment and Acceptance shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing Bank and the resulting adjustment of Revolving Percentages arising from the purchase by such Purchasing Bank of all or a portion of the rights and obligations of such transferor Bank under this Agreement. On or prior to the Transfer Effective Date determined pursuant to such Assignment and Acceptance, (i) appropriate entries shall be made in the accounts of the transferor Bank and the Register evidencing such assignment and releasing the Borrower from any and all obligations to the transferor Bank in respect of the assigned Loan or Loans and (ii) appropriate entries evidencing the assigned Loan or Loans shall be made in the accounts of the Purchasing Bank and the Register as required by Section 3.1 hereof. In the event that any Notes have been issued in respect of the assigned Loan or Loans, such Notes shall be marked “cancelled” and surrendered by the transferor Bank to the Administrative Agent for return to the Borrower.
     (d) The Administrative Agent shall maintain at its address referred to in Section 10.2(a) a copy of each Assignment and Acceptance delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Banks and the Commitments of, and principal amount of the Loans owing to, each Bank from time to time. To the extent permitted by applicable law, the entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Administrative Agent and the Banks may (and, in the case of any Loan or other obligations hereunder not evidenced by a Note, shall) treat, each Person whose name is recorded in the Register as the owner of a Loan or other obligation hereunder as the owner thereof for all purposes of this Agreement and the other Loan Documents, notwithstanding any notice to the contrary. Any assignment of any Loan or other obligation hereunder not evidenced by a Note shall be effective only upon appropriate entries with respect thereto being made in the Register. The Register shall be available for inspection by the Borrower or any Bank at any reasonable time and from time to time upon reasonable prior notice.
     (e) Upon its receipt of an Assignment and Acceptance executed by a transferor Bank and Purchasing Bank (and, in the case of a Purchasing Bank that is not then a Bank Affiliate, by the Borrower and the Administrative Agent) together with payment to the Administrative Agent of a registration and processing fee of $3,500, the Administrative Agent shall promptly accept such Assignment and Acceptance on the Transfer Effective Date determined pursuant thereto, record the information contained therein in the Register and give notice of such acceptance and recordation to the Banks and the Borrower.
     (f) Each of the Banks and the Administrative Agent agrees to exercise its best efforts to keep, and to cause any third party recipient of the information described in this Section 10.6(f) to keep, any information delivered or made available by the Borrower to it (including any information obtained pursuant to Section 7.1), confidential from anyone other than Persons employed or retained by such party who are or are expected to become engaged in evaluating, approving, structuring or administering the transactions contemplated hereunder; provided that nothing shall prevent any Bank or the Administrative Agent from disclosing such information (i) to any other Bank or any Affiliate of any Bank, (ii) pursuant to subpoena or upon the order of any court or administrative agency, (iii) upon the request or demand of any Governmental Authority having jurisdiction over such Bank, (iv) if such information has been publicly disclosed, (v) to the extent reasonably required in connection with any litigation to which either the Administrative Agent, any Bank, the Borrower or their respective Affiliates may be a party, (vi) to the extent reasonably required in connection with the exercise of any remedy hereunder, (vii) to the Administrative Agent’s or such Bank’s, as the case may be, legal counsel, independent auditors and other professional advisors, or (viii) to any actual or proposed Participant, Purchasing Bank or pledgee (each, a “Transferee”) that has agreed in writing to be bound by the provisions of this Section 10.6(f). To the extent permitted by applicable law, in the event that any Bank or the Administrative Agent is legally requested or required to disclose any confidential information pursuant to clause (ii), (iii), or (v) of this Section 10.6(f), such party shall promptly notify the Borrower of such request or requirement prior to disclosure so that Borrower may seek an appropriate protective order and/or waive compliance with the terms of this Agreement. If, however, in the opinion of counsel for such party, such party is nonetheless, in the absence of such order or waiver, compelled to disclose such confidential information or otherwise stand liable for contempt or suffer possible censure or other penalty or liability, then such party may disclose such confidential information without liability to the Borrower; provided, however, that such party will use its best efforts to minimize the disclosure of such information. Subject to the exceptions above to disclosure of information, each of the Banks and the Administrative Agent agrees that it shall not publish, publicize, or otherwise make public any information regarding this Agreement or the transactions contemplated hereby without the written consent of the Borrower, in its sole discretion.
     (g) If, pursuant to this Section 10.6, any interest in this Agreement or any Loan or L/C Obligation is transferred to any Transferee that is organized under the laws of any jurisdiction other than the United States or any state thereof, the transferor Bank shall cause such Transferee, concurrently with the effectiveness of such transfer, (i) to deliver to the transferor Bank (and, in the case of any Purchasing Bank registered in the Register, the Administrative Agent and the Borrower) either U.S. Internal Revenue Service Form W-8BEN or U.S. Internal Revenue Service Form W-8ECI, or successor applicable forms (wherein such Transferee claims entitlement to complete exemption from U.S. federal withholding tax on all interest payments hereunder) and (ii) to agree (for the benefit of the transferor Bank, the Administrative Agent and the Borrower) to deliver to the transferor Bank (and, in the case of any Purchasing Bank registered in the Register, the Administrative Agent and Borrower) a new Form duly executed and completed W-8BEN or W-8ECI, or successor applicable forms or other manner of certification, as the case may be, upon the expiration or obsolescence of any previously delivered form in accordance with applicable U.S. laws and regulations and amendments, unless in any such case any change in treaty, law or regulation has occurred prior to the date on which any such delivery would otherwise be required that renders all such forms inapplicable or that would prevent such Transferee from duly completing and delivering any such form with respect to it and such Transferee so advises the transferor Bank (and, in the case of any Purchasing Bank registered in the Register, the Administrative Agent and the Borrower).
     (h) Any Bank may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Bank, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Bank from any of its obligations hereunder or substitute any such pledgee or Purchasing Bank for such Bank as a party hereto. The Borrower hereby agrees that, upon request of any Bank at any time and from time to time after the Borrower has made its initial Borrowing hereunder, the Borrower shall provide to such Bank, at the Borrower’s own expense, a promissory note, substantially in the form of Exhibit D-1 or D-2 evidencing the Loans or L/C Obligations, as the case may be, owing to such Bank.
     SECTION 10.7. Setoff. In addition to any rights and remedies of the Banks provided by law, each Bank shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder or under the Loans to which it is a party (whether at the stated maturity, by acceleration or otherwise) to setoff and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Bank or any branch or agency thereof to or for the credit or the account of the Borrower. Each Bank agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Bank, provided that the failure to give such notice shall not affect the validity of such setoff and application.

     SECTION 10.8. Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be maintained with Borrower and the Administrative Agent.
     SECTION 10.9. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
     SECTION 10.10. Integration. This Agreement and the other Loan Documents represent the agreement of the Borrower, the Administrative Agent and the Banks with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Bank relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.
     SECTION 10.11. GOVERNING LAW. (a) THIS AGREEMENT AND ANY NOTES OR OTHER LOAN DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT AND ANY NOTES AND ANY OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
          (b) Notwithstanding anything in Section 10.11(a) to the contrary, nothing in this Agreement or in any Note or any other Loan Documents shall be deemed to constitute a waiver of any rights which any Bank may have under applicable federal law relating to the amount of interest which any Bank may contract for, take, receive or charge in respect of any Loans, including any right to take, receive, reserve and charge interest at the rate allowed by the laws of the state where such Bank is located. To the extent that Texas law is applicable to the determination of the Highest Lawful Rate, the Banks and the Borrower agree that (i) if Chapter 303 of the Texas Finance Code, as amended, is applicable to such determination, the weekly rate ceiling (formerly known as the indicated (weekly) rate ceiling in Article 1.04, Subtitle 1, Title 79, of the Revised Civil Statutes of Texas, as amended) as computed from time to time shall apply, provided that, to the extent permitted by such Article, the Administrative Agent may from time to time by notice to the Borrower revise the election of such interest rate ceiling as such ceiling affects the then current or future balances of the Loans; and (ii) the provisions of Chapter 346 of the Texas Finance Code, as amended (formerly found in Chapter 15 of Subtitle 3, Title 79, of the Revised Civil Statutes of Texas, 1925, as amended) shall not apply to this Agreement or any Note issued hereunder.
     SECTION 10.12. Submission to Jurisdiction; Waivers. The Borrower hereby irrevocably and unconditionally:
     (a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the

Courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;
     (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;
     (c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid to the Borrower at its address set forth in Section 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;
     (d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and
     (e) waives, to the maximum extent permitted by applicable law, any right it may have to claim or recover in any legal action or proceeding any special, exemplary, punitive or consequential damages.
     SECTION 10.13. Acknowledgments. The Borrower hereby acknowledges that:
     (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement, any Notes and the other Loan Documents;
     (b) neither the Administrative Agent nor any Bank has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Administrative Agent and the Banks, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and
     (c) no joint venture exists among the Banks or among the Borrower and the Banks.
     SECTION 10.14. Limitation on Agreements. All agreements between the Borrower, the Administrative Agent or any Bank, whether now existing or hereafter arising and whether written or oral, are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of demand being made in respect of an amount due under any Loan Document or otherwise, shall the amount paid, or agreed to be paid, to the Administrative Agent or any Bank for the use, forbearance, or detention of the money to be loaned under this Agreement, any Notes or any other Loan Document or otherwise or for the payment or performance of any covenant or obligation contained herein or in any other Loan Document exceed the Highest Lawful Rate. If, as a result of any circumstances whatsoever, fulfillment of any provision hereof or of any of such documents, at the time performance of such provision shall be due, shall involve transcending the limit of validity prescribed by applicable usury law, then, ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity, and if, from any such circumstance, the Administrative Agent or any Bank shall ever receive interest or anything that might be deemed interest under applicable law that would exceed the Highest Lawful Rate, such amount that would be excessive interest shall be applied to the reduction of the principal amount owing on account of such Bank’s Loans or the amounts owing on other obligations of the Borrower to the Administrative Agent or any Bank under any Loan Document and not to the payment of interest, or if such excessive interest exceeds the unpaid principal balance of such Bank’s Loans and the amounts owing on other obligations of the Borrower to the Administrative Agent or any Bank under any Loan Document, as the case may be, such excess shall be refunded to the Borrower. All sums paid or agreed to be paid to the Administrative Agent or any Bank for the use, forbearance or detention of the indebtedness of the Borrower to the Administrative Agent or any Bank shall, to the fullest extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full term of such indebtedness until payment in full of the principal (including the period of any renewal or extension thereof) so that the interest on account of such indebtedness shall not exceed the Highest Lawful Rate. Notwithstanding anything to the contrary contained in any Loan Document, it is understood and agreed that if at any time the rate of interest that accrues on the outstanding principal balance of any Loan shall exceed the Highest Lawful Rate, the rate of interest that accrues on the outstanding principal balance of any Loan shall be limited to the Highest Lawful Rate, but any subsequent reductions in the rate of interest that accrues on the outstanding principal balance of any Loan shall not reduce the rate of interest that accrues on the outstanding principal balance of any Loan below the Highest Lawful Rate until the total amount of interest accrued on the outstanding principal balance of any Loan equals the amount of interest that would have accrued if such interest rate had at all times been in effect. The terms and provisions of this Section 10.14 shall control and supersede every other provision of all Loan Documents.
     SECTION 10.15. Removal of Bank. Notwithstanding anything herein to the contrary, the Borrower may, at any time in its sole discretion, remove any Bank upon 15 Business Days’ written notice to such Bank and the Administrative Agent (the contents of which notice shall be promptly communicated by the Administrative Agent to each other Bank), such removal to be effective at the expiration of such 15-day notice period; provided, however, that no Bank may be removed hereunder at a time when an Event of Default shall have occurred and be continuing. Each notice by the Borrower under this Section 10.15 shall constitute a representation by the Borrower that the removal described in such notice is permitted under this Section 10.15. Concurrently with such removal, the Borrower shall pay to such removed Bank all amounts owing to such Bank hereunder and under any other Loan Document in immediately available funds. Upon full and final payment hereunder of all amounts owing to such removed Bank, such Bank shall make appropriate entries in its accounts evidencing payment of all Loans hereunder and releasing the Borrower from all obligations owing to the removed Bank in respect of the Loans hereunder and surrender to the Administrative Agent for return to the Borrower any Notes of the Borrower then held by it. Effective immediately upon such full and final payment, such removed Bank will not be considered to be a “Bank” for purposes of this Agreement except for the purposes of any provision hereof that by its terms survives the termination of this Agreement and the payment of the amounts payable hereunder. Effective immediately upon such removal, the Commitments of such removed Bank shall immediately terminate and such Bank’s participation share in any outstanding Letters of Credit shall immediately terminate and such participation share shall be divided among the remaining Banks according to their Revolving Percentages. Such removal will not, however, affect the Commitments of any other Bank hereunder.

     SECTION 10.16. Officer’s Certificates. It is not intended that any certificate of any officer of the Borrower delivered to the Administrative Agent or any Bank pursuant to this Agreement shall give rise to any personal liability on the part of such officer.
     SECTION 10.17. USA Patriot Act. Each Bank and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Bank or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Patriot Act. The Borrower shall, and shall cause each of its Subsidiaries to, provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by each Bank and the Administrative Agent to maintain compliance with the Patriot Act.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

CENTERPOINT ENERGY, INC.
By:	/s/ Marc Kilbride
	Name:	Marc Kilbride
	Title:	Vice President and Treasurer

CNP Credit Agreement — Signature Page

JPMORGAN CHASE BANK, N.A., as Administrative Agent and as a Bank
By:	/s/ Robert Traband
	Name:	Robert Traband
	Title:	Executive Director

CNP Credit Agreement — Signature Page

CITIBANK, N.A., as Syndication Agent and as a Bank
By:	/s/ Nietzsche Rodricks
	Name:	Nietzsche Rodricks
	Title:	Vice President
CNP Credit Agreement — Signature Page

BARCLAYS BANK PLC, as Co-Documentation Agent and as a Bank
By:	/s/ Sydney Dennis
	Name:	Sydney Dennis
	Title:	Director

CNP Credit Agreement — Signature Page

BANK OF AMERICA, NATIONAL ASSOCIATION, as Co-Documentation Agent and as a Bank
By:	/s/ John P. Wofford
	Name:	John P. Wofford
	Title:	Vice President

CNP Credit Agreement — Signature Page

CREDIT SUISSE, CAYMAN ISLANDS BRANCH, as Co-Documentation Agent and as a Bank
By:	/s/ Vanessa Gomez
	Name:	Vanessa Gomez
	Title:	Vice President

CNP Credit Agreement — Signature Page

DEUTSCHE BANK AG NEW YORK BRANCH as a Bank
By:	/s/ Ming K. Chu
	Name:	Ming K. Chu
	Title:	Vice President

By:	/s/ Rainer Meier
	Name:	Rainer Meier
	Title:	Vice President

CNP Credit Agreement — Signature Page

Wachovia Bank, NA
By:	/s/ Henry R. Biedrzycki
	Name:	HENRY R. BIEDRZYCKI
	Title:	DIRECTOR

CNP Credit Agreement - Signature Page

ABN AMRO Bank N.V.
By:	/s/ Jim Moyes
	Name:	Jim Moyes
	Title:	Managing Director

By:	/s/ Scott Donaldson
	Name:	Scott Donaldson
	Title:	Director

CNP Credit Agreement - Signature Page

[The Bank of Nova Scotia]
By:	/s/ Thane Rattew
	Name:	Thane Rattew
	Title:	Managing Director

CNP Credit Agreement — Signature Page

THE ROYAL BANK OF SCOTLAND PLC
By:	/s/ Emily Freedman
	Name:	Emily Freedman
	Title:	Vice President

CNP Credit Agreement — Signature Page

UBS LOAN FINANCE LLC
By:	/s/ Irja R. Otsa
	Name:	Irja R. Otsa
	Title:	Associate Director

UBS LOAN FINANCE LLC
By:	/s/ Mary E. Evans
	Name:	Mary E. Evans
	Title:	Associate Director

CNP Credit Agreement — Signature Page

The Bank of Tokyo-Mitsubishi UFJ Limited, New York Branch
By:	/s/ Alan Reiter
	Name:	Alan Reiter
	Title:	Authorized Signatory

CNP Credit Agreement — Signature Page

MORGAN STANLEY BANK
By:	/s/ Daniel Twenge
	Name:	Daniel Twenge
	Title:	Authorized Signatory Morgan Stanley Bank

CNP Credit Agreement — Signature Page

LEHMAN BROTHERS BANK, FSB
By:	/s/ Errington Hibbert
	Name:	Errington Hibbert
	Title:	Managing Director

CNP Credit Agreement — Signature Page

SunTrust Bank
By:	/s/ Yann Pirio
	Name:	Yann Pirio
	Title:	Vice President

CNP Credit Agreement — Signature Page

HSBC Bank USA, N.A.
By:	/s/ Jennifer Diedzic
	Name:	Jennifer Diedzic
Title: Assistant Vice President

CNP Credit Agreement — Signature Page

ROYAL BANK OF CANADA
By:	/s/ David A. McCluskey
	Name:	David A. McCluskey
	Title:	Authorized Signatory

CNP Credit Agreement — Signature Page

Comerica Bank
By:	/s/ Chuck Johnson
	Name:	Chuck Johnson
	Title:	Vice President

CNP Credit Agreement — Signature Page

The Northern Trust Company
By:	/s/ Peter Hallan
Peter Hallan
Vice President

CNP Credit Agreement – Signature Page

Wells Fargo Bank, N.A.
By:	/s/ Jo Ann Vasquez
	Name:	Jo Ann Vasquez
	Title:	Vice President

CNP Credit Agreement — Signature Page

Schedule l.l(A)
SCHEDULE OF COMMITMENTS AND ADDRESSES

Names and Address of Banks	Commitment
JPMorgan Chase Bank, N.A. 600 Travis, 20th Floor Houston, TX 77002 Attn: Robert Traband Tel: 713-216-1081 Telecopy: 713-216-8870 Robert.trabank@jpmorgan.com	$88,163,265.31

Citibank, N.A. 388 Greenwich Street, 21st Floor New York, NY 10013 Attn: Sandip Sen Tel: 212-816-8609 Telecopy: 212-816-8098 sandip l.sen@citigroup.com	$88,163,265.31

Bank of America, N.A. 100 North Tryon Street Charlotte, NC 28255 Attn: Kevin Bertelsen Tel: 704-386-4668 Telecopy: 704-386-1319 kevin.p.bertelsen@bankofamerica.com	$85,714,285.71

Barclays Bank plc 200 Park Avenue New York, NY 10166 Attn: Sydney Dennis Tel: 212-412-2470 Telecopy: 212-412-2441 sydney.dennis@barcap.com	$85,714,285.71

Deutsche Bank AG New York Branch 60 Wall Street, 11th Floor New York, NY 10005 Attn: Joel Makowsky Tel: 212-250-7896 Telecopy: 212-797-4346 joel.makowsky@db.com	$85,714,285.71
     Schedule 1.1 (A) to the CenterPoint Energy, Inc. Second Amended and Restated Credit Agreement

Names and Address of Banks	Commitment
HSBC Bank USA, N.A. 1105 North Market St., Suite 1 Wilmington, DE 19801 Attn: Richard Ward Tel: 212-525-6476 Telecopy:212-525-6581 richard.ward@us.hsbc.com	$36,734,693.88

Royal Bank of Canada 5700 Williams Tower 2800 Post Oak Blvd Houston, TX 77056 Attn: Linda Stephens Tel: 713-403-5669 Telecopy: 713-403-5624 linda.stephens@rbc.com	$36,734,693.88

Comerica Bank 910 Louisiana St. Ste 400 Houston, TX 77002 Attn: Charles T. Johnson Tel: 713-220-5662 Telecopy: 713-220-5631 ctjohnson@comerica.com	$24,489,795.92

The Northern Trust Company 50 South LaSalle Street Chicago, IL 60690 Attn: Preeti Sullivan Tel: 312-444-2376 Telecopy: 312-444-4906 pj22@ntrs.com	$19,591,836.73

Wells Fargo Bank, N.A. 201 3rd Street, 8th Floor San Francisco, CA 94103 Attn: C.E.Gerndt Jr. Tel: 415-477-5294 Telecopy: 415-979-0675 CEGerndt@wellsfargo.com	$19,591,836.73

Total:	$1,200,000,000.00
     Schedule l.l(A)to the Center Point Energy, Inc. Second Amended and Restated Credit Agreement